Exhibit 10.1

FOURTH AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of January 18, 2013 by and among IEC ELECTRONICS CORP., a corporation formed under the laws of the State of Delaware (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”), a New York banking corporation, with offices at 255 East Avenue, Rochester, New York 14604. This Agreement evidences in part obligations evidenced by, and amends and restates in its entirety the Third Amended and Restated Credit Facility Agreement made between the Borrower and Lender, dated as of December 17, 2010, as amended (“Prior Agreement”). All references to the Prior Agreement in any Loan Document made or delivered in connection with the Prior Agreement shall be deemed to be references to the Prior Agreement as amended and restated by this Agreement.

ARTICLE 1 - DEFINITIONS

1.1           Definitions. The following terms shall have the following meanings unless otherwise expressly stated herein:

“Affiliate” means any Person which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Borrower; provided, however, that neither Lender, nor any of its Affiliates, shall be considered an Affiliate of any Credit Party.

“Agreement” means this Fourth Amended and Restated Credit Facility Agreement.

“Applicable Margin” means, with respect to the applicable facility, the per annum percentage points shown in the applicable column of the table below based on the applicable Debt to EBITDARS Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Debt to EBITDARS	Revolving Line Facility*	Mortgage Loan Facility	Term Loan B Facility

I	≥ 2.75 to 1	3.00%	3.25%	2.50%

II	≥ 2.25 to 1 and < 2.75 to 1	2.75%	3.00%	2.50%

III	≥ 1.75 to 1 and < 2.25 to 1	2.50%	2.75%	2.50%

IV	≥ 1.25 to 1 and < 1.75 to 1	2.25%	2.50%	2.50%

V	≥ 0.75 to 1 and < 1.25 to 1	2.00%	2.25%	2.50%

VI	< 0.75 to 1	1.75%	2.00%	2.50%

*	For amounts outstanding as an Overline Advance, the Applicable Margin will be the applicable level shown in the above table plus 0.50%.

The Applicable Margin shall be fixed at Level IV for a five month period from the date of this Agreement. Effective on the tenth (10th) day following the date on which the Borrower’s QCC Sheet is required to be delivered to the Lender pursuant to Section 12.4 for the quarterly accounting period ending on June 28, 2013, the Applicable Margin will be adjusted based upon the Debt to EBITDARS ratio shown therein. Thereafter, changes, if any, in the Level applicable to Loans will be effective on the tenth (10th) day following each date on which the Borrower’s QCC Sheet is required to be delivered to the Lender pursuant to Section 12.4, based upon the Debt to EBITDARS ratio shown therein. In the event that any QCC Sheet is not delivered by the date required, pricing will revert to Level I until the tenth (10th) day following the date of delivery of the delayed QCC Sheet, on which tenth day pricing will be adjusted to the applicable level shown by the QCC Sheet. Upon the occurrence of a Default or Event of Default, the Applicable Margin shall immediately be adjusted to Level I and no reduction shall occur thereafter unless the Default is cured, or if the Default is also an Event of Default, the Event of Default is waived in writing by the Lender.

“Applicable Unused Fee” means the per annum rate (calculated based upon days elapsed over a 360 day year) shown in the table below based on the applicable Debt to EBITDARS Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Debt to EBITDARS	Unused Fee

I	≥ 2.75 to 1	0.500%

II	≥ 2.25 to 1 and < 2.75 to 1	0.375%

III	≥ 1.75 to 1 and < 2.25 to 1	0.250%

IV	≥ 1.25 to 1 and < 1.75 to 1	0.250%

V	≥ 0.75 to 1 and < 1.25 to 1	0.250%

VI	< 0.75 to 1	0.125%

The Applicable Unused Fee shall be fixed at Level IV for a five month period from the date of this Agreement. Effective on the tenth (10th) day following the date on which the Borrower’s QCC Sheet is required to be delivered to the Lender pursuant to Section 12.4 for the quarterly accounting period ending on July 1, 2013, the Unused Fee will be adjusted based upon the Debt to EBITDARS ratio shown therein. Thereafter, changes, if any, in the Level applicable will be effective on the tenth (10th) day following each date on which the Borrower’s QCC Sheet is required to be delivered to the Lender pursuant to Section 12.4, based upon the Debt to EBITDARS ratio shown therein. In the event that any QCC Sheet is not delivered by the date required, the unused fee will revert to Level I until the tenth (10th) day following the date of delivery of the delayed QCC Sheet, on which tenth day the unused fee will be adjusted to the applicable level shown by the QCC Sheet. Upon the occurrence of a Default or Event of Default, the unused fee shall immediately be adjusted to Level I and no reduction shall occur thereafter unless the Default is cured, or if the Default is also an Event of Default, the Event of Default is waived in writing by the Lender.

“Asset Disposition” means any sale, assignment, transfer, lease, or other disposition by a Person to any other Person, whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties (including (i) any interest in property, whether tangible or intangible, (ii) Capital Securities of Subsidiaries, and (iii) any sale-leaseback transaction), provided, however, that “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the disposition of any obsolete or retired property not used or useful in the business of any of the Credit Parties in return for a fair market value, and (c) the disposition of any property of the Credit Parties in return for a fair market value when proceeds from that disposition are invested within six (6) months thereafter in similar assets for Borrower’s business.

“Automatic Adjustment Rate Determination Date” means, with respect to LIBOR Loans other than Daily LIBOR Loans, two (2) LIBOR Business Days before the first day of the applicable Interest Period.

“Automatic Continuation Option” shall, with respect to any LIBOR Loan, mean the option to have the then-current Interest Period duration, as previously selected by Borrower, remain the same for the succeeding Interest Period.

“Base Rate” means (A) the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate plus one-half of one percentage point (.5%), in either case plus (B) 50 basis points.

“Base Rate Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the Base Rate.

“Borrower” means IEC Electronics Corp. and its successors, legal representatives and assigns.

“Borrowing Base” means the sum of the following:

(a)          85% of the Eligible Accounts of the Credit Parties; plus

(b)          35% of the Eligible Inventories of the Credit Parties up to a maximum of $3,750,000, or if the Inventory Overline Advance Rate has been elected pursuant to Section 2.2, 70% of the Borrower’s Eligible Inventories up to a maximum of $4,750,000.

“Borrowing Base Report” means a report described in Section 10.1 of this Agreement.

“Breakage Costs” means amounts covered by Section 7.6.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

“Capital Security” means, (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (without limitation whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and (c) in each case, any and all warrants, rights or options to purchase any of the foregoing with respect to any Person, any security convertible into any of the foregoing, participations, and any other equity interests or equity equivalents, including stock appreciation rights or phantom stock, with respect to such Person.

“Casualty Event” means, with respect to any property (including any interest in property) of any Credit Party, any loss of, theft of, damage to, or condemnation or other taking of, such property for which any of the Credit Parties receive insurance proceeds, proceeds of a condemnation award, or other compensation, which proceeds are not used to replace or restore such property or make a similar investment in Borrower’s business within six (6) months of receiving the insurance or other proceeds.

“Celmet” means Celmet Co., Inc.

“Celmet Transaction” means the Borrower’s purchase of assets of Celmet pursuant to a certain Asset Purchase Agreement dated as of July 9, 2010 made among Borrower, Celmet, and Rodney W. Bohman, and all related transactions, documents and agreements.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing a majority of the aggregate ordinary voting power in the election of Borrower’s directors represented by the issued and outstanding capital stock of Borrower.

“Closing Date” means the date of this Agreement.

“Commitment” means the Revolving Line Commitment.

“Continuation Date” means the date that Borrower’s election to continue a LIBOR Loan for another Interest Period becomes effective in accordance with this Agreement.

“Controls” (including the terms “Controlled By” or “Under Common Control”) means, but shall not be limited to, (i) the ownership of a majority of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, (ii) ownership of a majority of any interest in any Person, or (iii) any other interest by reason of which a controlling influence over the affairs of the Person may be exercised.

“Copyright Security Agreements” means the Copyright Security Agreement listed on Schedule 1.1(A), and any similar document delivered by any Credit Party, as amended, modified or restated from time to time.

“Credit Party(ies)” means the Borrower and each Guarantor.

“Current Assets” means as of the date of measurement current assets of the applicable Person on a consolidated basis determined in accordance with GAAP.

“Current Liabilities” means all liabilities of the applicable Person treated as current liabilities in accordance with GAAP, including all obligations payable on demand or within one year after the applicable measurement date as well as installment, reimbursement, or sinking fund payments payable within one year after the applicable measurement date. Current Liabilities shall include outstanding principal amounts under the Revolving Credit Facility.

“Daily LIBOR Loan” means a LIBOR Loan with respect to which the rate is adjusted and determined daily.

“Debt” means, as of the measurement date, without duplication, on a consolidated basis, Borrower’s and its Subsidiaries’:

(a)          indebtedness or liability for borrowed money, including without limitation Obligations under the Loan Documents, IECW&C Subordinated Debt, the M&T Sale-Leaseback, synthetic leases and any other off-balance sheet financing (but except for the M&T Sale-Leaseback not including operating leases not capitalized under GAAP);

(b)          obligations evidenced by bonds, debentures, notes, or other similar instruments;

(c)          obligations for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(d)          obligations as lessee under capital leases;

(e)          current liabilities in respect of unfunded vested benefits under Plans covered by ERISA;

(f)          obligations as an account party under letters of credit and letters of guaranty;

(g)          obligations under acceptance facilities;

(h)          all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, including Debt of any other Person (including any partnership in which such Person is a general partner) to the extent such person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person;

(i)          obligations secured by (or for which the holder of the obligations has an existing right, contingent or otherwise to be secured by) any Liens on property owned or acquired, whether or not the obligations secured thereby have been assumed;

(j)          all purchase money mortgages, and obligations under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments; and

(k)          obligations of a Person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, such as Capital Securities that are subject to mandatory redemption requirements.

“Debt to EBITDARS Ratio” means as of the applicable measurement date, the Debt as of such date divided by EBITDARS for the twelve (12) Fiscal Month period ended as of such date.

“Default” means any event, action, inaction, occurrence or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, (i) in the case of LIBOR Loans and Base Rate Loans, three (3) percentage points above the LIBOR Rate or the Base Rate, respectively, and (ii) with respect to other Obligations, three (3) percentage points above the interest rate otherwise in effect.

“Distributions” means (i) dividends, payments, or distributions of any kind (including without limitation cash or property or the setting aside for payment of either) in respect of Capital Securities of the applicable Person except distributions in the form of such Capital Securities, and (ii) repurchases, redemptions, or acquisitions of Capital Securities.

“Draw Date” means in relation to each Loan, the date that such Loan is made or deemed to be made to Borrower pursuant to this Agreement.

“DRTL” means Dynamic Research and Testing Laboratories, LLC, a new Mexico limited liability company.

“EBITDA” means, for the applicable period, Net Income plus interest expense, Tax expense, depreciation and amortization of intangible assets, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.

“EBITDARS” means, for the applicable period, EBITDA, plus payments due under the M&T Sale-Leaseback and non-cash stock option expense, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.

“Eligible Accounts” means and includes only accounts receivable of a Credit Party (“Accounts”), the records and accounts of which are located in all places at which Borrower maintains, or will maintain, records relating to the Accounts, are acceptable to Lender in Lender’s reasonable discretion, arise out of sales in the ordinary course of the business of a Credit Party made by a Credit Party to a Person which is not an Affiliate nor an employee of a Credit Party nor controlled by an Affiliate, which are not in dispute and which do not then violate any warranty with respect to Accounts set forth in any security agreement made by any Credit Party in favor of Lender (“Lender Security Agreement”).

No Account shall be an Eligible Receivable if more than 60 days have passed since the date the original invoice was due or if more than 120 days have passed since the original invoice date and the inventory covered by such Account was shipped to the customer on or prior to the invoice date, or the services described in such invoice were provided on or prior to the invoice date.

Accounts must not be owing by an Account debtor or a group of affiliated Account debtors whose then existing Accounts owing to the Credit Parties individually exceed in aggregate face amount twenty percent (20)%) of the Credit Parties’ total Eligible Receivables and are not owing by an Account debtor or a group of affiliated Account debtors whose then existing Accounts to any or all of the Credit Parties collectively exceed in aggregate face amount twenty percent (20%) of the total Eligible Receivables of all the Credit Parties; provided that the Lender may from time to time, in the exercise of its sole and absolute discretion, consent to a higher concentration limit and provided further that any such Account shall be a non-Eligible Receivable only to the extent of such excess.

Lender may treat any Account as ineligible if:

(a) any warranty contained in this Agreement or in any Lender Security Agreement with respect to Accounts has been breached; or

(b) the Account debtor or any affiliate of the Account debtor has disputed the liability, or made any claim with respect to such Account or with respect to any other Account due from such customer or account debtor to any Credit Party; provided, however, only such portion of the Account which is disputed or subject to a claim shall be treated as ineligible unless Lender reasonably determines in its discretion that there is a material risk of nonpayment (or Lender is unable to assess the risk of nonpayment) of the entire Account or any other Account pending resolution of such dispute or claim, in which case Lender may treat the entire Account or such other Account as ineligible; or

(c) the Account debtor or an affiliate of the Account debtor has filed a case for bankruptcy or reorganization under the Bankruptcy Code, or if any case under the Bankruptcy Code has been filed against the Account debtor or any affiliate of the Account debtor, or if the Account debtor or any Affiliate of the account debtor has assigned for the benefit of creditors, or if the Account debtor or any affiliate of the Account debtor has failed, suspended business operations, become insolvent, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(d) if the Account debtor is also a supplier to or creditor of a Credit Party or if the Account debtor has or asserts any right of offset with respect to any Account or asserts any claim or counterclaim against any Credit Party with respect to any Account or otherwise (the Accounts due from the Account debtor will only be reduced to the extent of the claim or counter claim); or

(e) the sale is to an Account debtor outside the United States or Canada, unless the sale is on letter of credit, acceptance or other terms acceptable to Lender; or

(f) 50% or more of the Accounts of any Account debtor and its affiliates is ineligible, then all the Accounts of such Account debtor and its affiliates may be deemed ineligible by Lender;

(g) it relates to a sale of goods or services to the United States, or any agency or department thereof, unless the applicable Credit Party assigns its right to payment of such Account to Lender in form and substance satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940, as amended; or

(h) it relates to sale of goods or services to a state or local Governmental Authority or an agency or department thereof; or

(i) it relates to intercompany sales, employee sales or is due from an Affiliate; or

(j) it consists of a sale to an Account debtor on consignment, bill and hold, guaranteed sale, sale or return, sale on approval, payment plan, scheduled installment plan, extended payment terms or any other repurchase or return basis; or

(k) the Account debtor is located in a state in which the applicable Credit Party is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless the applicable Credit Party has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or

(l) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(m) the Account arises from a sale of goods or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or

(n) if Lender believes, in its reasonable discretion, that collection of such Account is insecure or that such Account may not be paid by reason of the Account debtor’s financial inability to pay (should availability under the Revolving Line Facility be an issue, the Lender will allow the Borrower thirty (30) days prior to the removal from the Borrowing Base, provided that the Accounts from such Account debtor do not collectively exceed ten percent (10%) of the total Eligible Receivables).

“Eligible Inventories” means inventory owned by a Credit Party (“Inventory”) which has been identified and described to the Lender’s reasonable satisfaction, and is represented by the Borrower as meeting all of the following criteria on the date any Revolving Credit Loan based thereon is outstanding:

(a) a Credit Party is the sole owner of the Inventory, none of the Inventory is being held or shipped by such Credit Party on a consignment or approval basis, such Credit Party has not sold, assigned or otherwise transferred all or any portion thereof, and none of the Inventory is subject to any claim, lien, or security interest other than in favor of Lender;

(b) if any of the Inventory is represented or covered by any document of title, instrument or chattel paper, a Credit Party is the sole owner of all such documents, instruments, and chattel paper, all of which are in the possession of such Credit Party, none thereof has been sold, assigned, or otherwise transferred, and none thereof is subject to any claim, lien or security interest other than in favor of Lender; and

(c) the Inventory consists of saleable non-obsolete, commodity type raw materials that are earmarked for specific orders or long-term customer forecasts and is not excess as shown on the Borrower’s Excess Stock Report or determined by the Lender’s collateral audits, and finished goods manufactured or acquired by a Credit Party in the ordinary course of such Credit Party’s business, as conducted on the date hereof, subject to its contract or sole possession and located in places where Credit Parties maintain, or will maintain, Inventory, and at locations for which landlord or bailee waivers in form and substance acceptable to Lender have been executed and delivered by such landlord or bailee to Lender; and any Inventory which the Lender in the good faith exercise of its sole discretion from time to time has deemed to be ineligible because the Lender otherwise considers the collateral value to the Lender to be impaired or its ability to realize such value to be insecure.

“Energy Loan” means the term loan made by the Lender to fund energy-related expenditures, referenced in Article 3 hereof.

“Energy Loan Maturity Date” means April 2, 2013.

“Energy Loan Note” means the Energy Loan Note evidencing the Energy Loan, as such note may be amended, modified or restated from time to time.

“Environment” means any water, including, but not limited to, surface water and ground water or water vapor: any land, including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” means all applicable federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Permits” means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Environmental Report” means written reports provided by Borrower or any other Credit Party to Lender or prepared for the Lender by an environmental consulting or environmental engineering firm, in each case on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether incorporated or unincorporated) which together with the Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” means the occurrence of any event described in Section 14.1.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period determined by the Lender to equal the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” means Borrower’s audited consolidated financial statements described in Section 8.6.

“Fiscal Month” means a period that constitutes Borrower’s monthly accounting period.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending in December, March, June, and September of any Fiscal Year.

“Fiscal Year” means the annual accounting period of Borrower ending on September 30 of each year.

“Fixed Charge Coverage Ratio” means, as of the applicable measurement date, the ratio of (i) EBITDA, plus non-cash stock option expense, minus Unfinanced Capital Expenditures, minus cash Taxes paid for the four Fiscal Quarters just ended, to (ii) the sum of Interest Expense, plus principal payments due or paid with respect to Debt, plus Distributions during the four Fiscal Quarters just ended.

“Fixed Rate” means, with respect to Term Loan A three hundred ninety-eight basis points (3.98%).

“Fixed Rate Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to a Fixed Rate.

“Fixed Rate Period” means the period during which a particular Fixed Rate shall be applicable.

“Forfeiture Action” means any action, including investigations, hearings, and other legal proceedings, before any court, tribunal, commission, or Governmental Authority, agency, or instrumentality, whether domestic or foreign, that may result in seizure of any property or asset.

“GAAP” and “Generally Accepted Accounting Principles” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GTC” means IEC Electronics Corp – Albuquerque, formerly known as General Technology Corporation, a New Mexico corporation.

“GTC Transaction” means the acquisition by Borrower of the Capital Securities of GTC pursuant to the Stock Purchase Agreement, dated as of December 16, 2009, made among Borrower, Crane International Holdings, Inc., and GTC.

“Guaranties” means, collectively, the continuing guaranties executed and delivered to Lender by each Guarantor which guaranty payment of the Obligations, as amended, modified or restated from time to time, and “Guaranty” means any of the Guaranties.

“Guarantor(s)” means IECW&C, GTC, SCB, DRTL and each Subsidiary which becomes a Guarantor pursuant to Section 10.12.

“Hazardous Substances” means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in any Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable federal, state, or local law, regulation, rule, ordinance, by-law, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

“IECW&C” means IEC Electronics Wire and Cable, Inc., a New York corporation, formerly known as Val-U-Tech, Inc.

“IECW&C Subordinated Debt” means Debt owed to the Shareholder of IECW&C in connection with the closing of the acquisition by the Borrower of the stock of Val-U-Tech Corp. pursuant to the Agreement and Plan of Merger among Borrower, VUT Merger Corp., Val-U-Tech, Inc. and the Shareholders of Val-U-Tech, Inc. dated as of May 23, 2008.

“Improvements” means any and all real property and improvements owned or used by any of the Credit Parties.

“Intellectual Property” means the property described in Section 8.13.

“Interest Expense” means, for the applicable period, all interest paid, capitalized, or accrued, and amortization of debt discount with respect to all Debt determined after giving effect to the net cost or benefit associated with Rate Management Transactions.

“Interest Period” means, (i) with respect to any LIBOR Loan other than a Daily LIBOR Loan, the period commencing on the Draw Date or Continuation Date for such LIBOR Loan and ending on the date that shall be the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one (1), two (2), three (3) or six (6) months after the commencement of such period, in accordance with Borrower’s election made pursuant to the terms of this Agreement; provided, however, that if an Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding LIBOR Business Day, and (ii) with respect to a Daily LIBOR Loan, one day, provided, however, that if an Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day.

“Inventory Overline Advance Rate” means 70% of Borrower’s Eligible Inventory.

“Investment” of any Person means (a) acquisition of any Capital Security, evidence of Debt or other security or instrument issued by any other Person, (b) any loan, advance or extension of credit to (including guaranties of liabilities of), or any contribution to the capital of, any other Person, (c) any acquisition of assets (other than inventory or Capital Expenditures in the ordinary course of business) or business from or Capital Security of any other Person, (d) acquisition of a futures contract, or becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, and (e) any other investment in any other Person. An Investment shall be deemed to be “outstanding”, except to the extent that it has been paid or otherwise satisfied in cash or the Person making such Investment has received cash in consideration for the sale thereof, notwithstanding the fact that such Investment may otherwise have been forgiven, released, canceled or otherwise nullified.

“Lender” means Manufacturers and Traders Trust Company, and its successors, legal representatives, and assigns.

“LIBOR” means, the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) that is the London Interbank Offered Rate, as applicable in accordance with the LIBOR Rate selected by Borrower for each Loan, or in the case of Daily LIBOR each day (or if such day is not a LIBOR Business Day, as fixed in the same manner on the immediately preceding LIBOR Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-LIBOR Business Days), fixed by the British Bankers Association for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Lender from any broker, quoting service or commonly available source utilized by the Lender. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Lender’s sole discretion.

“LIBOR Business Day” means any day on which dealings in United States dollar deposits are carried on by banking institutions in London that is also a Business Day.

“LIBOR Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to LIBOR.

“LIBOR Rate” means, as selected by the Borrower for the respective LIBOR Loan, the one-month, two-month, three-month, or six-month LIBOR, each with an Interest Period of equal duration, or for Daily LIBOR Loans, one-month LIBOR, adjusting daily, calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), and then in each case plus the Applicable Margin.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, assignment or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or comparable law) of any jurisdiction naming the owner of the asset to which such lien applies as a debtor (other than a filing which does not evidence an outstanding secured obligation, or a commitment to make advances or to incur any other obligation of any kind).

“Linked Deposit Program” means the Empire State Development Linked Deposit Program, in which the Lender is, as of the date hereof, a participant.

“Loan(s)” means, (without duplication) any amount disbursed by Lender to or on behalf of the Borrower under the Loan Documents, whether such amount constitutes an original disbursement of funds, or the continuation of any amount outstanding, under the Revolving Credit Facility, the Energy Loan Note, the Mortgage Secured Term Loan, the Term Loan A, or the Term Loan B.

“Loan Documents” means the Agreement, the Notes, the Security Documents, all documents and agreements related to the M&T Sale-Leaseback, and all other agreements, documents and certificates executed with or in favor of the Lender in connection with the Agreement (including any predecessor agreement) or any amendment to the Agreement or to any other Loan Document.

“M&T Sale-Leaseback” means the sale-leaseback arrangement between the Lender and the Borrower evidenced in part by the Master Equipment Lease dated as of May 30, 2008.

“Mandatory Prepayment” means a prepayment required by Section 7.12(d).

“Material Adverse Effect” means (i) a material adverse effect on the financial condition, performance, business, operations or prospects of the Credit Parties, taken as a whole, (ii) material impairment of the legal ability of any of the Credit Parties to perform their obligations under this Agreement or any of the Loan Documents in any material respect, (iii) any material adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of any Credit Party that is a party thereto, and (iv) material impairment of the rights and remedies of the Lender under this Agreement or any of the Loan Documents, including without limitation impairment or unenforceability of the perfection or priority of any Lien held by the Lender.

“Minimum Loan Amount” means (i) for any Daily LIBOR Loan, any whole dollar increment and (ii) for other LIBOR Loans, $1,000,000, with minimum increments thereafter of $500,000.

“Money Market Investments” means (a) any security issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or having a remaining maturity of not more than 270 days, (b) any certificate of deposit, eurodollar time deposit and banker’s acceptance with remaining maturity of not more than 270 days, any overnight bank deposit, any demand deposit account, in each case with Lender or with any United States commercial bank having capital and surplus in excess of $500,000,000 and rated B or better by Thomson Bankwatch Inc., (c) any repurchase obligation with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, and (d) any commercial paper issued by Lender and any other commercial paper rated A-1 by Standard & Poor’s Rating Group of Prime-1 by Moody’s Investors Service, Inc. and in any case having a remaining maturity of not more than 270 days.

“Mortgage” means the mortgage in favor of the Lender made by GTC covering its interest in property and improvements located at premises commonly known as 1450 Mission Avenue NE, Albuquerque, New Mexico held pursuant to a Lease Agreement between the City of Albuquerque, New Mexico and GTC dated as of March 1, 1999.

“Mortgage Secured Term Loan” means the $4,000,000 aggregate original outstanding principal balance term loan described in Article 4 hereof.

“Mortgage Secured Term Loan Maturity Date” means February 1, 2018.

“Mortgage Secured Term Loan Note” means the Mortgage Secured Term Loan Note evidencing the Mortgage Secured Term Loan.

“Mortgaged Property” means the property and improvements covered by the Mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which any of the Credit Parties or any ERISA Affiliate is obligated to make, has made, or will be obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means (a) in the case of any Casualty Event, the aggregate cash proceeds of insurance (excluding however any insurance proceeds for business interruption or time element loss), condemnation awards and other compensation received by any Person in respect of such Casualty Event less (i) reasonable fees and expenses incurred by such Person in connection therewith, and (ii) contractually required payments of Debt to the extent secured by Liens on the property subject to such Casualty Event and any income or transfer Taxes paid or reasonably estimated by such Person to be payable by such Person as a result of such Casualty Event, and (b) in the case of any Asset Disposition, the aggregate amount of all cash payments and proceeds (including any cash payments made from time to time in respect to the principal amount of any note or similar instrument or agreement providing for or evidencing debt as the deferred purchase price owing from the purchaser of such asset to the applicable Person) received by any Person in connection therewith less (i) reasonable fees and expenses incurred by such Person in connection therewith, (ii) Debt to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee (or holder of the Lien on) such property requires that such Debt be repaid as a condition of such Asset Disposition, and (iii) any income or transfer Taxes paid or reasonably estimated by the Person to be payable by such Person as a result of such Asset Disposition.

“Net Income” means for the applicable period, the net earnings of the Borrower on a consolidated basis, determined in accordance with GAAP on a consistent basis, but excluding:

(a)          any gain or loss arising from the sale of capital assets;

(b)          any non-cash gain or non-cash loss arising from any write-up of assets;

(c)          net earnings or losses of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary;

(d)          net earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by Borrower, realized by such Person prior to the date of such acquisition;

(e)          net earnings or losses of any Person in which Borrower has an ownership interest, except any such net earnings which have actually been received by Borrower in the form of cash distributions and except the net earnings or losses of any Guarantor;

(f)          any portion of the net earnings of any Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower;

(g)          the net earnings or losses of any Person to which any assets of Borrower shall have been sold, transferred or disposed of after the date of such transaction,

(h)          the net earnings or losses of any Person into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(i)          any gain arising from the acquisition of any securities of Borrower; and

(j)          any gain or loss arising from extraordinary items.

“Note(s)” means the Revolving Credit Note, the Energy Loan Note, the Mortgage Secured Term Loan Note, the Term Loan A Note, and the Term Loan B Note, and “Note” means any of the Notes.

“Obligations” means and shall include all of the Credit Parties’ obligations to the Lender and/or to any of Lender’s affiliates of any kind or nature, arising now or in the future under or related to this Agreement and/or the Loan Documents including obligations related to the Notes, the M&T Sale-Leaseback, overdrafts, obligations related to Rate Management Transactions, credit card transactions, automated transfer transactions, electronic funds transfers, other transactions related to the Credit Parties’ dealings with the Lender, interest accruing after the filing of any petition or assignment in bankruptcy or for reorganization by or against the Credit Parties (whether or not such a claim for such post-petition interest is allowed in the proceedings), fees, charges, expenses, and amount payable with respect to guaranties.

“Organizational Documents” means, as applicable to the particular Person, the certificate or articles of incorporation or formation, bylaws, operating agreement, certificate of partnership, partnership agreement, and other similar documents and agreements related to formation and governance.

“Overline Advance” means any portion of a Loan under the Revolving Line Facility that is available under the Borrowing Base only if the Inventory Overline Advance Rate is in effect.

“PBGC” means the Pension Benefit Guarantee Corporation and any successor thereto.

“Permitted Debt” means Debt described in Section 11.1.

“Permitted Liens” means the following Liens:

(a)          liens imposed by any Governmental Authority for Taxes or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower subject to such lien in accordance with GAAP on a consistent basis, provided no tax lien filing, levy, or execution exists in connection therewith;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days, or which are being contested in good faith and by appropriate proceedings;

(c)          pledges or deposits under workers’ compensation, unemployment insurance and other social security legislation;

(d)          deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          Liens in favor of Lender; and

(f)          Liens listed on Schedule 14.1(b).

“Person” means any individual, sole proprietorship, or other entity of any kind or nature including any corporation, partnership, trust, unincorporated organization, limited liability company, unlimited liability company, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Plan” means any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of a Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

(a)          Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, “golden parachute”, “rabbi trust”, or other executive compensation plan, program, contract, arrangement or practice;

(b)          ERISA Plans - any “employee benefit plan” as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

(c)          Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

“Prepayment Premium” means a payment by the Borrower with respect to any prepayment in whole or in part of any Fixed Rate Loan equal to the greater of (a) one percent (1%) of the principal sum prepaid, or (b) an amount equal to the present value of the difference between (i) the amount of interest that would have accrued on the principal sum prepaid from the date of the prepayment to the end of the applicable Fixed Rate Period, at the interest rate applicable to the Note in effect on the date of prepayment and (ii) the amount of interest that would have accrued on the principal sum prepaid from the date of the prepayment to the end of the applicable Fixed Rate Period of the applicable Note at the Current Market Rate. “Current Market Rate” means the most recent yield on United States Treasury Obligations adjusted to a constant maturity having a term most nearly corresponding to Fixed Rate Period remaining from the date of prepayment to the last day of the applicable Fixed Rate Period, in effect two (2) Business Days prior to the prepayment date as published by the Board of Governors of the Federal Reserve System in the Federal reserve Statistical Release H.15 (519), or by such other quoting service, index, or commonly available source utilized by the Lender. The “present value” calculation shall use the Current Market Rate as the discount rate and shall be calculated as if each installment of the principal sum had been made when due during the remainder of the applicable Fixed Rate Period.

“Prime Rate” means the rate of interest announced by the Lender from time to time at its Principal Office as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by Lender to its borrowers.

“Principal Office” means the Lender’s office at 255 East Avenue, Rochester, New York 14604.

“Prior Closing Date” means December 17, 2010.

“Quarterly Covenant Compliance Sheet” or “QCC Sheet” means the covenant compliance sheet delivered on a quarterly basis by Borrower to Lender, in substantially the form of Exhibit A attached hereto, including a certificate of the Chief Financial Officer of Borrower certifying that no Event of Default or Default has occurred (or if one has occurred, identifying the same) and certifying to the accuracy of an attached schedule showing computation of financial covenants contained in Article 12 hereof.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Credit Party which is an interest rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Release” has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

“Revolving Credit Commitment” means the Revolving Credit Commitment described in Section 2.1.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 of this Agreement.

“Revolving Credit Loan(s)” means a Loan or Loans made by the Lender to Borrower under the Revolving Credit Facility.

“Revolving Credit Note” means the Amended and Restated Revolving Credit Note described in Section 2.4.

“Revolving Credit Termination Date” means January 18, 2016.

“SCB” means Southern California Braiding, Inc., a Delaware corporation, formerly known as CSCB, Inc.

“SCB Transaction” means the Borrower’s purchase of substantially all of the assets of Southern California Braiding Co., Inc., a California corporation, pursuant to a certain Asset Purchase Agreement dated as of December 17, 2010 made among Southern California Braiding Co., Inc., Leo P. McIntyre, certain other shareholders thereof and CSCB, Inc., and all related transactions, documents and agreements.

“Security Agreement” means the Amended and Restated General Security Agreement dated as of December 16, 2009, made by Borrower, IECW&C and GTC in favor of Lender, including any supplements thereto, as the same may be amended, modified, supplemented or replaced from time to time.

“Security Documents” means those documents listed on Schedule 1.1(A), as each may be reaffirmed, amended, modified, supplemented or replaced from time to time.

“Subsidiary” means any Person, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements in accordance with GAAP (including among others consolidated subsidiaries of consolidated subsidiaries).

“Tax” means any federal, state, provincial, or foreign tax (including withholding tax), assessment, or other governmental charge (including penalties and interest) upon a Person or upon its assets, revenues, income, or profits.

“Term Loan A” means the term loan made to Borrower by the Lender in the original principal amount of $10,000,000 described in Article 5 hereof.

“Term Loan A Maturity Date” means February 1, 2022.

“Term Loan A Note” means the Term Loan A Note evidencing the Term Loan A, as such note may be amended, modified or restated from time to time.

“Term Loan B” means the term loan made to Borrower by the Lender in the original principal amount of $14,000,000 described in Article 6 hereof.

“Term Loan B Maturity Date” means February 1, 2023.

“Term Loan B Note” means the Term Loan A Note evidencing the Term Loan B, as such note may be amended, modified or restated from time to time.

“Trademark Security Agreements” means the Trademark Collateral Security and Pledge Agreement listed on Schedule 1.1(A), and any similar document delivered by any Credit Party, as amended, modified or restated from time to time.

“Unfinanced Capital Expenditures” means all capital expenditures other than (i) capital expenditures financed by the Lender (but excluding for this definition any capital expenditures financed with the proceeds of a Revolving Credit Loan), and (ii) capital expenditures financed with Debt (other than the Loans) permitted under this Agreement or Debt to which the Lender consents in writing.

1.2           Interpretation. This Agreement has been prepared in cooperation by counsel for each of the parties, and shall not be construed as against any particular party as drafter. Unless otherwise expressly provided in this Agreement, the following interpretations shall apply:

(a)          references in this Agreement to statutes shall include any amendments of the same and any rules and regulations promulgated thereunder,

(b)          references to Persons include their permitted successors and assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities,

(c)          references to agreements (including exhibits and schedules thereto) include amendments, assignments, and restatements provided that such amendments, assignments, and restatements are not prohibited by the Loan Documents,

(d)          references to specific sections, articles, annexes, schedules, and exhibits are to this Agreement,

(e)          words importing gender include the other gender,

(f)          the singular includes the plural and the plural includes the singular,

(g)          the words, “including”, “include”, and “includes” shall be deemed to be followed by the words “without limitation”,

(h)          each authorization herein shall be deemed irrevocable and coupled with an interest,

(i)          obligations or liabilities of the Credit Parties, or any of them, to which this Agreement makes reference shall be joint and several,

(j)          accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP, and

(k)          captions and headings are for ease of reference only and shall not affect the construction hereof.

ARTICLE 2 - REVOLVING CREDIT FACILITY

2.1           Revolving Credit Commitment. The Lender agrees, subject to Section 2.2 and the other terms and conditions hereinafter set forth, to make Revolving Credit Loans to the Borrower from time to time during the period from the Closing Date up to but not including the Revolving Credit Termination Date in an aggregate principal amount not to exceed at any time outstanding the amount of $20,000,000 (the “Revolving Credit Commitment”). During the period from the Closing Date to the Revolving Credit Termination Date, within the limits of the Revolving Credit Commitment and subject to Section 2.2, the Borrower may borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1. Except as otherwise provided in this Agreement, the Revolving Credit Loans will be outstanding as LIBOR Loans.

2.2           Borrowing Base; Overline Advances. Notwithstanding the provisions of Section 2.1, the aggregate principal amount of all outstanding Revolving Credit Loans shall not exceed the lesser of the Borrowing Base and the Revolving Credit Commitment.

Upon Borrower’s request the Inventory Overline Advance Rate shall apply and the Lender will make Overline Advances from time to time; provided, however no new Overline Advance shall be available unless no Overline Advances have been outstanding in the immediately prior thirty (30) consecutive days and no Event of Default then exists.

At any time that the Borrower becomes aware or receives notice (oral or written) that the aggregate principal amount of all outstanding Revolving Credit Loans exceeds the lesser of the Borrowing Base or the Revolving Credit Commitment, the Borrower shall immediate prepay a portion of the Revolving Credit Loans that is at least the amount of such excess pursuant to Section 2.5 hereof.

2.3           Interest.

(a)          Interest shall accrue each day on each LIBOR Loan from and including the first day of each Interest Period applicable thereto until, but not including, the last day of each such Interest Period or the day the LIBOR Loan is paid in full (if sooner) at a rate per annum equal to the LIBOR Rate, as determined using LIBOR in effect on the following dates, as applicable:

(i)          for LIBOR Loans other than Daily LIBOR Loans, (A) for new LIBOR Loans, two (2) LIBOR Business Days before the Draw Date; (B) for continuations of and conversions to LIBOR Loans, the LIBOR Business Day the Lender receives (or is deemed to receive) the required Notice in accordance with the terms of this Agreement; (C) for LIBOR Loans where the Automatic Continuation Option is in effect, the applicable Automatic Adjustment Rate Determination Date for such LIBOR Loan, and

(ii)         for Daily LIBOR Loans, at a rate per annum equal to the LIBOR Rate in effect each day (or if such day is not a LIBOR Business Day, as fixed in the same manner on the immediately preceding LIBOR Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-LIBOR Business Days).

(b)          After any conversion to a Base Rate Loan, interest shall accrue on the Base Rate Loan from and including the first date a Loan becomes a Base Rate Loan to, but not including, the day such Base Rate Loan is paid in full or converted back to a LIBOR Loan, at the rate per annum equal to the Base Rate. Any change in the Base Rate shall be effective on the date of such change.

2.4           Revolving Credit Note. Borrower’s obligation to repay the Revolving Credit Loans shall be evidenced by a Revolving Credit Note in substantially the form of Exhibit B to this Agreement, in favor of Lender in the aggregate principal amount of Lender’s Revolving Credit Commitment.

2.5           Payments.

(a)          Interest shall be paid, in the case of LIBOR Loans other than Daily LIBOR Loans on the earlier of the last day of the applicable Interest Period or three (3) months after the Draw Date or continuation or conversion date as the case may be, and in the case of Daily LIBOR Loans and Base Rate Loans in arrears on the first day of every month. Interest on any Base Rate Loans shall be paid on the first day of each month. All accrued and unpaid interest shall be due and payable on the Revolving Credit Termination Date.

(b)          Each Overline Advance shall be repaid in full no later than the sixtieth (60th) day after the making of such Overline Advance.

(c)          All Revolving Credit Loans shall be repaid in full on the Revolving Credit Termination Date.

(d)          At any time that the Borrower becomes aware or receives notice (oral or written) that the outstanding principal amount of all Revolving Credit Loans exceeds the Borrowing Base, Borrower shall immediately prepay that portion of the Revolving Credit Loans that is necessary to comply with the provisions of Section 2.2.

2.6           Unused Commitment Fee. Borrower agrees to pay to the Lender the Applicable Unused Fee on the average amount of the Revolving Credit Commitment unused during each Fiscal Quarter. Such fee shall be payable quarterly and (i) during the period auto-deduct is elected by Borrower, the Lender is hereby authorized to charge Borrower’s account with Lender for the amount of such fee, and the Lender will deliver to Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated no later than two (2) Business Days after such fee is so charged, and (ii) if auto-deduct is not elected by Borrower, the Lender will deliver to Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated and such fee will be due and payable within five Business Days after delivery of such invoice.

2.7           Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used for the Borrower’s general corporate purposes.

ARTICLE 3 - ENERGY LOAN

3.1           Energy Loan Note. Borrower’s obligation to repay the Energy Loan is evidenced by its promissory note with attached rider which is in substantially the form of Exhibit C to this Agreement.

3.2           Energy Loan Payments. Borrower shall make payments of principal and interest as provided in the Energy Loan Note. All remaining unpaid principal and accrued interest on the Energy Loan shall be due and payable in full on the Energy Loan Maturity Date.

3.3           Interest. Borrower shall pay interest on the outstanding principal amount of the Energy Loan as provided in the Energy Loan Note.

3.4           Energy Loan Documents. The provisions of this Agreement supersede and replace the Agreement (Affirmative Agreements) containing financial covenants executed by and between the Borrower and Lender in connection with the original closing of the Energy Loan.

ARTICLE 4 - MORTGAGE SECURED TERM LOAN FACILITY

4.1           Mortgage Secured Term Loan. Lender previously made, and shall continue a term loan (the “Mortgage Secured Term Loan”) to Borrower on December 16, 2009 in the original principal amount of Four Million Dollars ($4,000,000).

4.2           Interest.

(a)          The Mortgage Secured Term Loan shall be outstanding and bear interest as a LIBOR Loan, initially as a Daily LIBOR Loan until February 1, 2013, and thereafter, pursuant to the LIBOR Rate election in effect as of February 1, 2013 and from time to time thereafter. Each LIBOR Rate shall be effective for the applicable Interest Period. Interest on the Mortgage Secured Term Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b)          Interest shall accrue each day on each LIBOR Loan from and including the first day of each Interest Period applicable thereto until, but not including, the last day of each such Interest Period or the day the LIBOR Loan is paid in full (if sooner) at a rate per annum equal to the LIBOR Rate, as determined using LIBOR in effect on the following dates, as applicable:

(i)          for LIBOR Loans other than Daily LIBOR Loans, (A) for new LIBOR Loans, two (2) LIBOR Business Days before the Draw Date; (B) for continuations of and conversions to LIBOR Loans, the LIBOR Business Day the Lender receives (or is deemed to receive) the required Notice in accordance with the terms of this Agreement; (C) for LIBOR Loans where the Automatic Continuation Option is in effect, the applicable Automatic Adjustment Rate Determination Date for such LIBOR Loan, and

(ii)         for Daily LIBOR Loans, at a rate per annum equal to the LIBOR Rate in effect each day (or if such day is not a LIBOR Business Day, as fixed in the same manner on the immediately preceding LIBOR Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-LIBOR Business Days).

(c)          After any conversion to a Base Rate Loan, interest shall accrue on the Base Rate Loan from and including the first date a Loan becomes a Base Rate Loan to, but not including, the day such Base Rate Loan is paid in full or converted back to a LIBOR Loan, at the rate per annum equal to the Base Rate. Any change in the Base Rate shall be effective on the date of such change.

4.3           Payments on Mortgage Secured Term Loan.

(a)          The Borrower shall repay the principal amount of the Mortgage Secured Term Loan in consecutive monthly principal installments of $22,222 each.

(b)          Accrued interest on the Mortgage Secured Term Loan shall be paid to the Lender on the first day of each month (including accrued interest from the Closing Date to February 1, 2013, which shall be paid on the 1st day of February).

(c)          The entire remaining unpaid principal amount of the Mortgage Secured Term Loan and all accrued interest thereon shall be due and payable on the Mortgage Secured Term Loan Maturity Date, or sooner as otherwise provided in this Agreement.

4.4           Mortgage Secured Term Loan Note. Borrower’s obligation to repay the Mortgage Secured Term Loan is evidenced by the Mortgage Secured Term Loan Note which is in substantially the form of Exhibit D to this Agreement.

4.5           Use of Proceeds. The proceeds of the Mortgage Secured Term Loan were used by Borrower for the GTC Transaction.

ARTICLE 5 - TERM LOAN A

5.1           Term Loan A. Lender agrees, on the date of this Agreement, on the terms and conditions hereinafter set forth, to make a term loan (the “Term Loan A”) to Borrower in the original principal amount of Ten Million Dollars ($10,000,000).

5.2           Interest.

(a)          Borrower shall pay interest on the outstanding principal amount of the Term Loan A at the Fixed Rate. Interest on the Term Loan A shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b)          Interest on the Term Loan A shall be paid in immediately available funds to the Lender on the first day of each month. All remaining accrued interest shall be due and payable on the Term Loan A Maturity Date.

5.3           Payments on Term Loan A.

(a)          The Borrower shall repay the principal amount of the Term Loan A in one hundred seven (107) consecutive monthly principal installments of $92,593. each with the first such payment to be due on the first day of the month following the date hereof. All remaining principal and interest on the Term Loan A, if any, shall be due and payable in full on the Term Loan A Maturity Date.

(b)          Accrued interest on the Term Loan A shall be paid to the Lender on the first day of each month.

(c)          The entire remaining unpaid principal amount of the Term Loan A and all accrued interest thereon shall be due and payable on the Term Loan A Maturity Date, or sooner as otherwise provided in this Agreement.

5.4           Term Loan A Note. Borrower’s obligation to repay the Term Loan A shall be evidenced by the Term Loan A Note in substantially the form of Exhibit E to this Agreement, with blanks appropriately completed.

5.5           Use of Proceeds. The proceeds of the Term Loan A shall be used only (i) to refinance existing indebtedness owed to the Lender and (ii) for a business purpose and not for any personal, family or household purpose.

ARTICLE 6 - TERM LOAN B

6.1           Term Loan B. Lender agrees, on the date of this Agreement, on the terms and conditions hereinafter set forth, to make a term loan (the “Term Loan B”) to Borrower in the original principal amount of Fourteen Million Dollars ($14,000,000).

6.2           Interest.

(a)          The Term Loan B shall be outstanding and bear interest as a LIBOR Loan, initially as a Daily LIBOR Loan until February 1, 2013, and thereafter, pursuant to the LIBOR Rate election in effect as of February 1, 2013 and from time to time thereafter. Each LIBOR Rate shall be effective for the applicable Interest Period. Interest on the Term Loan B shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b)          Interest shall accrue each day on each LIBOR Loan from and including the first day of each Interest Period applicable thereto until, but not including, the last day of each such Interest Period or the day the LIBOR Loan is paid in full (if sooner) at a rate per annum equal to the LIBOR Rate, as determined using LIBOR in effect on the following dates, as applicable:

(i)          for LIBOR Loans other than Daily LIBOR Loans, (A) for new LIBOR Loans, two (2) LIBOR Business Days before the Draw Date; (B) for continuations of and conversions to LIBOR Loans, the LIBOR Business Day the Lender receives (or is deemed to receive) the required Notice in accordance with the terms of this Agreement; (C) for LIBOR Loans where the Automatic Continuation Option is in effect, the applicable Automatic Adjustment Rate Determination Date for such LIBOR Loan, and

(ii)         for Daily LIBOR Loans, at a rate per annum equal to the LIBOR Rate in effect each day (or if such day is not a LIBOR Business Day, as fixed in the same manner on the immediately preceding LIBOR Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-LIBOR Business Days).

(c)          After any conversion to a Base Rate Loan, interest shall accrue on the Base Rate Loan from and including the first date a Loan becomes a Base Rate Loan to, but not including, the day such Base Rate Loan is paid in full or converted back to a LIBOR Loan, at the rate per annum equal to the Base Rate. Any change in the Base Rate shall be effective on the date of such change.

6.3           Payments on Term Loan B.

(a)          The Borrower shall repay the principal amount of the Term Loan B in one hundred nineteen (119) consecutive monthly principal installments of $116,667 each with the first such payment to be due on the first day of March, 2013. All remaining principal and interest on the Term Loan B, if any, shall be due and payable in full on the Term Loan B Maturity Date.

(b)          Accrued interest on the Term Loan B shall be paid to the Lender on the first day of each month (included accrued interest from the Closing Date to February 1, 2013, which shall be paid on the 1st day of February).

(c)          The entire remaining unpaid principal amount of the Term Loan B and all accrued interest thereon shall be due and payable on the Term Loan B Maturity Date, or sooner as otherwise provided in this Agreement.

6.4           Term Loan B Note. Borrower’s obligation to repay the Term Loan B shall be evidenced by the Term Loan B Note in substantially the form of Exhibit F to this Agreement, with blanks appropriately completed.

6.5           Use of Proceeds. The proceeds of the Term Loan B shall be used by Borrower to refinance existing indebtedness owed to the Lender.

ARTICLE 7 - CERTAIN GENERAL PROVISIONS

7.1           Notice and Manner of Borrowing; Continuations, Conversions and; Funding.

(a)          General Requirements.

(i)          Each Revolving Credit Loan advanced hereunder shall be in the form of a LIBOR Loan. The Mortgage Secured Term Loan and the Term Loan B shall be in the form of LIBOR Loans.

(ii)         The Lender may make any Revolving Credit Loan in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Lender in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an authorized person. The Lender may act on the Request of any authorized person until the Lender shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such authorized person. The Lender shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Revolving Credit Loan pursuant to this subsection.

(iii)        Not including Daily LIBOR Rate Loans, at any one time no more than five (5) LIBOR Rate tranches may be outstanding under the Revolving Credit Facility, no more than two (2) LIBOR Rate tranches may be outstanding with respect to the Mortgage Secured Term Loan, and no more than two (2) LIBOR Rate tranches may be outstanding with respect to the Term Loan B.

(b)          Requests for LIBOR Loans. Borrower shall give the Lender its irrevocable Request for each LIBOR Loan specifying:

(i)          the Draw Date for the LIBOR Loan, which may be the same day for Daily LIBOR Loans and which must be at least two (2) LIBOR Business Days following the date of the Request for other LIBOR Loans;

(ii)         the aggregate amount of such LIBOR Loan, which amount shall not be less than the Minimum Borrowing Amount;

(iii)        the applicable LIBOR Rate selection and corresponding Interest Period duration unless the Request is for a Daily LIBOR Loan; and

(iv)        whether the Automatic Continuation Option will be in effect for such LIBOR Loan unless the Request is for a Daily LIBOR Loan. The Automatic Continuation Option shall be in effect for each Daily LIBOR Loan and for each other LIBOR Loan unless otherwise specified by Borrower in writing.

(c)          Delivery of Requests and Notices. Delivery of a Notice or Request for a LIBOR Loan shall be made to the Lender at the address for notices in Section 15.4, or such other address designated by the Lender from time to time.

(d)          Continuation Elections. An authorized Person may, upon irrevocable Request to the Lender in accordance with Section 7.1(e) below, elect to continue, as of the last day of the applicable Interest Period, any portion (subject to the Minimum Borrowing Amount limitation) or all of any LIBOR Loan with the same or a different Interest Period, provided no partial continuation of a LIBOR Loan with a different Interest Period shall reduce the outstanding principal amount of the remaining LIBOR Loan with the same Interest Period to less than the Minimum Borrowing Amount.

(e)          Notice of Continuation.

(i)          For an election under Section 7.1(d) above, an authorized person must deliver to the Lender, by 2:00 p.m. (New York time) on a Business Day, a written notice for an election under Section 7.1(d) (a “Notice”), specifying:

(A)         the aggregate amount of each LIBOR Loan to be continued;

(B)         the applicable LIBOR Rate selection and corresponding Interest Period duration for each LIBOR Loan to be continued; and

(C)         whether the Automatic Continuation Option will be in effect for each such LIBOR Loan. The Automatic Continuation Option shall be in effect for each LIBOR Loan, unless otherwise specified by Borrower in writing.

(ii)         For any election in accordance with Section 7.1(d) above, the Continuation Date shall be the later of (A) the last day of the applicable Interest Period, or (B) two (2) LIBOR Business Days (unless a shorter period is permitted by Lender in its sole discretion) following the date the Lender receives the Notice of Continuation. If a Notice is received after 2:00 p.m. (New York time) on any Business Day, such Notice will be deemed to have been received on the next Business Day. Accordingly, as an example, if Borrower has a LIBOR Loan with a one-month Interest Period ending on June 15 and wants to continue the LIBOR Loan with a two- month Interest Period, Borrower must deliver to the Lender an appropriate Notice of Continuation by no later than 2:00 p.m. (New York time) on June 13 (assuming that June 13 is a Business Day and June 14 and 15 are LIBOR Business Days).

(iii)        For LIBOR Loans with the Automatic Continuation Option in effect, the Lender shall, at the end of each Interest Period, automatically continue such LIBOR Loan with the same Interest Period unless a contrary Notice has been received.

(iv)        The Lender may take action on any Notice in reliance upon any oral, telephonic, written or teletransmitted Notice that the Lender in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an authorized person. No Notice may be delivered by e-mail. The Lender may act on the Notice from any authorized person until the Lender shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such authorized person. The Lender shall incur no liability to Borrower or to any other person as a direct or indirect result of acting on any Notice under this Agreement. The Lender, in its sole discretion, may reject any Notice that is incomplete.

(f)          Expiration of Interest Period. With respect to any LIBOR Loan for which an Automatic Continuation Option is not in effect, if Borrower does not deliver to the Lender an appropriate Notice of Continuation (in accordance with the terms hereof) at least two (2) LIBOR Business Days before the end of an Interest Period, the Lender shall have the right (but not the obligation) to immediately, and without notice, convert such LIBOR Loan into a Daily LIBOR Loan and such Loan shall continue as a Daily LIBOR Loan until two (2) LIBOR Business Days after the Lender receives an appropriate Notice under Section 7.1(e) electing a different Interest Period. A Notice of Continuation received one (1) LIBOR Business Day before the end of an Interest Period may not effectuate a continuation of such Loan as a LIBOR Loan as of the last day of the Interest Period. Rather, such LIBOR Loan may be converted (in the manner described above) to a Daily LIBOR Loan on the last day of the Interest Period. Such Notice of Continuation, however, will be deemed to be a Notice that will be effective two (2) LIBOR Business Days from the date it is received (or deemed to be received) by the Lender.

(g)          Conversion upon Default. Unless the Lender shall otherwise consent in writing, if (i) Borrower fails to pay when due, in whole or in part, the Obligations, or (ii) there exists any Event of Default or other Default with respect to which Lender has given a required notice of default as a precondition to the occurrence of an Event of Default, no conversion or continuation elections by the Borrower shall be permitted, and the Lender, in its sole discretion, may (i) permit any outstanding LIBOR Loan to continue until the last day of the applicable Interest Period at which time such Loan shall automatically be converted into a Base Rate Loan or (ii) convert any outstanding LIBOR Loan into a Base Rate Loan before the end of the applicable Interest Period applicable to such LIBOR Loan. Nothing herein shall be construed to be a waiver by the Lender to have any Loan accrue interest at the Default Rate or the right of the Lender to charge and collect Breakage Costs.

7.2           Method of Payment. Borrower shall make each payment under this Agreement and the Notes not later than 3:00 p.m. (New York time) on the date when due in lawful money of the United States to the Lender at its Principal Office in immediately available funds. Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement and the Notes, to charge from time to time against any account of Borrower with the Lender any amount as due.

7.3           Illegality. If the Lender shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a Governmental Authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful for the Lender to make LIBOR Loans, then, on notice thereof by the Lender to Borrower, the Lender may suspend the making of LIBOR Loans until the Lender shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Lender shall determine that it is unlawful to maintain any LIBOR Loans, Borrower shall prepay in full all LIBOR Loans then outstanding, together with accrued interest, either on the last date of the Interest Period thereof if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loans. If Borrower is required to prepay any LIBOR Loan immediately as set forth in this subsection, then concurrently with such prepayment, Borrower may borrow from the Lender, in the amount of such repayment, a Base Rate Loan.

7.4           Inability to Determine Rates. If the Lender shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, the Lender will give notice of such determination to Borrower. Thereafter, the Lender may not make or maintain LIBOR Loans, as the case may be, hereunder until the Lender revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any pending Request or notice with respect to a LIBOR Loan. If Borrower does not revoke such Request or notice, the Lender may make, or continue the Loans, as proposed by Borrower, in the amount specified in the applicable request or notice submitted by Borrower, but such Loans shall be made or continued as Base Rate Loans instead of LIBOR Loans, as the case may be.

7.5           Increased Cost. If the Lender shall determine that due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any requirement of law, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Lender, pay to the Lender such additional amounts as are sufficient to compensate the Lender for such increased costs. Without limitation, the LIBOR Rate shall be adjusted by dividing LIBOR by a percentage equal to 100% minus the stated maximum rate of all reserves, if any, required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on the applicable date by any member bank of the Federal Reserve System.

7.6           Breakage Costs. Upon notice to Borrower from the Lender, Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, liability, funding loss, or expense (in each case whether by reason of any reduction in yield, the liquidation or reemployment of any deposit or other funds acquired by the Lender, the fixing of any interest rate payable on LIBOR Loans, or otherwise) (“Breakage Costs”) incurred directly or indirectly as a result of:

(a)          any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans; or

(b)          any failure by Borrower to borrow or convert a LIBOR Loan on the date for borrowing or conversion specified in the relevant notice under Section 7.1, or

(c)          any failure by Borrower to pay a LIBOR Loan on any date for payment specified in Borrower’s written notice of intention to pay such LIBOR Loan, or

(d)          other event pursuant to which a LIBOR Loan is converted to a Base Rate Loan.

7.7           Administrative Expenses. Borrower shall pay any reasonable fees, expenses and disbursements, including reasonable legal fees, of the Lender related to this Agreement, the Obligations, the perfection and protection of any collateral security required hereunder, the transactions contemplated by this Agreement, and the administration of this Agreement and the Obligations. Such payments shall be due on the Closing Date and thereafter as incurred by the Lender.

7.8           Collection Costs. At the request of the Lender, Borrower shall promptly pay any reasonable fees, expenses and disbursements, including reasonable legal fees, of the Lender in connection with collection of any of the Obligations or enforcement of any of the Lender’s rights hereunder or under the Loan Documents. This obligation shall survive the payment of any Notes executed hereunder. The Lender may apply any payments of any nature received by it first to the payment of Obligations under this Section 7.8, notwithstanding any conflicting provision contained in this Agreement or any other agreement with the Borrower.

7.9           Default Interest Rate. Upon the occurrence of an Event of Default, notwithstanding anything else herein, the rate of interest on each of the Obligations shall be automatically increased to a rate at all times equal to three percentage points (3%) above the rate of interest otherwise in effect unless otherwise agreed by Lender in its sole discretion in writing, such increased rate to remain in effect through and including the satisfaction and payment in full of all of the Obligations and the termination of the Commitment, or written waiver of such Event of Default by the Lender.

7.10         Late Payment Fees. Payments of principal and/or interest not made in full before the date five (5) Business Days after the date due shall be subject to a processing charge of five percent (5%) of the payment due.

7.11         Payment of Fees. Borrower hereby authorizes the Lender to withdraw an amount equal to the fees which are due and payable hereunder from any of its accounts with the Lender if not paid on the due date for such fees. The Lender shall make a good faith effort to advise the Borrower of any such withdrawals in advance, provided, however, that failure by the Lender to give the Borrower such advice shall not prevent the Lender from making any such withdrawals under this Section 7.11 or subject the Lender to any liability hereunder.

7.12         Prepayments.

(a)          LIBOR Loans are prepayable only at the end of the respective applicable Interest Periods, and Breakage Costs will apply to any payment of principal for any reason during an applicable Interest Period, including without limitation by reason of acceleration. Prepayments of Fixed Rate Loans are subject to payment of the Prepayment Premium. Prepayments of Base Rate Loans may be made without premium or penalty.

(b)          The Lender reserves the right to require reasonable advance notice for all prepayments of Loans.

(c)          Voluntary principal prepayments of the Mortgage Secured Term Loan, Term Loan A or Term Loan B, respectively, must be in minimum amounts of $500,000 each.

(d)          Mandatory principal prepayments of first the Term Loan A, then the Term Loan B, then the Mortgage Secured Term Loan, shall be made within five Business Days after the date received by any Credit Party of and in an amount equal to (i) one hundred percent (100%) of Net Cash Proceeds of any Asset Disposition outside of the ordinary course of business if the aggregate Net Cash Proceeds exceed $100,000 (cumulatively and in the aggregate), and (ii) one hundred percent (100%) of the Net Cash Proceeds from any Casualty Event, provided, however, that any of the foregoing Loans to which a Rate Management Transaction applies at the time of such prepayment shall, to the extent of such Rate Management Transaction, not be subject to mandatory prepayment unless an Event of Default has occurred and is then continuing. In the event of a mandatory prepayment, the Lender will waive any Prepayment Premium related to such prepayment of any Fixed Rate Loan.

(e)          Prepayments of the Term Loan A, the Term Loan B and Mortgage Secured Term Loan and pursuant to Section 7.12(d) or (e) above shall be applied to the principal installments of the applicable Loan(s) in the inverse order of their maturities.

(f)          If by reason of an Event of Default the Lender elects to declare the Obligations to be immediately due and payable and/or to reduce or terminate the Commitment, then any Breakage Costs and the Prepayment Premium shall become due and payable in the same manner as though the Borrower had voluntarily prepaid the Notes.

7.13         Obligations Related to Rate Management Transactions. In the event that the Borrower enters into any Rate Management Transaction with the Lender, any obligations of Borrower to Lender pursuant to such agreement shall be treated as part of the Obligations and secured by all collateral for and covered by all guarantees of the Obligations to the full extent thereof, and may be included in any judgment in any proceeding instituted by the Lender.

7.14         Payments Due on Non-Business Days. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding LIBOR Business Day.

ARTICLE 8 - REPRESENTATIONS OF BORROWER

The Borrower represents and warrants to the Lender as follows:

8.1           Organization and Power.

(a)          Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, as applicable, and is duly qualified to transact business and in good standing in all other states and jurisdictions in which it is required to qualify or in which failure to qualify could have a Material Adverse Effect. The jurisdictions of formation and qualification for each of the Credit Parties are described in Schedule 8.1.

(b)          Each of the Credit Parties has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby.

8.2           Proceedings of Borrower.

(a)          All necessary action on the part of the Credit Parties relating to authorization of the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of the Credit Parties, hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of the Credit Parties, as applicable, enforceable in accordance with their respective terms.

(b)          The execution and delivery by the Borrower of this Agreement and all related documents and agreements, and the performance by each of the Credit Parties of their respective obligations under this Agreement, the Notes, the Security Documents and all related documents and agreements will not violate any provision of law or their respective Organization Documents. The execution, delivery and performance of this Agreement, the Security Documents and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Credit Parties is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any Governmental Authority.

8.3           Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of this Agreement or as otherwise required hereby and which remain in full force and effect on the date of this Agreement), or exemption by, any Governmental Authority, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Loan Document or the legality, validity, binding effect or enforceability of any such Loan Document.

8.4           Capitalization. All of the outstanding Capital Securities of Borrower are duly authorized, validly issued and fully paid. All of the Capital Securities of each of Borrower’s Subsidiaries are owned by Borrower or a Subsidiary of Borrower.

8.5           Litigation. Except as set forth on Schedule 8.5, as of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any federal, state, municipal or other governmental department, commission, board, bureau, instrumentality or other agency, domestic or foreign, pending or, to the knowledge of the Credit Parties, threatened against or affecting the Credit Parties that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or that, if adversely determined, is not adequately covered by insurance or would have a Material Adverse Effect.

8.6           Financial Statements and Condition.

(a)          The audited consolidated balance sheets of Borrower as of the Fiscal Year ended September 30, 2011, and the related statements of operation, stockholders equity and cash flows (including supporting footnote disclosures) for the Fiscal Years then ended, with the opinion of EFP Rotenberg, LLC, all heretofore furnished to the Lender, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, are all true and correct in all material respects and present fairly the financial condition of IEC, IECW&C, GTC, SCB and DRTL at the date of said financial statements and the results of operations for the Fiscal Year then ended. The financial statements described in this Section 8.6 are collectively called the “Financial Statements”. The Credit Parties as of such dates did not have any significant liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the Financial Statements, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Credit Parties.

(b)          On and as of the date of this Agreement, and after giving effect to all Debt (including the Loans) and Liens created by the Credit Parties in connection therewith and the GTC Transaction, the Celmet Transaction and the SCB Transaction, (i) the sum of the assets, at a fair valuation, of the Borrower (standing alone) and the Credit Parties (taken as a whole) will exceed its and their debts, (ii) the Borrower (standing alone) and the Credit Parties (taken as a whole) has and have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their ability to pay such debts as such debts mature, and (iii) the Borrower (standing alone) and the Credit Parties (taken as a whole) will have sufficient capital with which to conduct its and their respective businesses. For purposes of this Section 8.6(b), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

8.7           Material Adverse Changes. As of the date of this Agreement, since the respective dates of the Financial Statements there has been no Material Adverse Effect, except for changes disclosed prior to the date of this Agreement by the Borrower either (i) in writing to the Lender or (ii) in the Borrower’s filings with the Securities and Exchange Commission.

8.8           Taxes. Each of the Credit Parties has filed or caused to be filed when due all federal tax returns or extensions and all state and local tax returns or extensions that are required to be filed, and has paid or caused to be paid all Taxes as shown on said returns or any assessment received. The filed returns accurately reflect in all material respects all liability for Taxes of the Credit Parties, as applicable, for the periods covered thereby. Each of the Credit Parties has paid all material Taxes payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the consolidated financial statements of the Credit Parties in accordance with GAAP. As of the date of this Agreement, none of the Credit Parties’ tax returns are being audited and none of the Credit Parties have been notified of any intention by any taxing authority to conduct such an audit, with the exception of an Internal Revenue Service tax audit for the year 2011.

8.9           Properties; Liens. Except as would not have a Material Adverse Effect, (a) the Credit Parties have good and marketable title to all of their properties and assets, including without limitation, the properties and assets reflected in the Financial Statements free and clear of all Liens, except for Permitted Liens, and (b) the Credit Parties have a valid leasehold estate and undisturbed peaceable possession under all leases under which they are operating, all of which are in full force and effect and none of which contain unusual or burdensome provisions that may materially adversely affect the operations of the Credit Parties.

8.10         Debt. Except for Permitted Debt, the Credit Parties have no outstanding Debt.

8.11         Franchises; Permits. Each of the Credit Parties has obtained and is in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could reasonably be expected to have a Material Adverse Effect.

8.12         Compliance With Law.

(a)          None of the Credit Parties is in violation of any laws, ordinances, governmental rules, requirements, or regulations, or any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which it is subject which violation could reasonably be expected to have a Material Adverse Effect.

(b)          To the extent applicable, each of the Credit Parties is in compliance with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act, except in each case such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Neither the Borrower nor any of the Credit Parties, nor, to the knowledge of the Borrower, any director, officer, agent, employee (whether full time or contract), representative or other person acting on behalf of the Credit Parties has, in the course of its actions for, or on behalf of, the Credit Parties, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government Person or employee (whether full time or contract) from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government Person or employee (whether full time or contract).

8.13         Intellectual Property; Authorizations. The Credit Parties own, possess or have licenses for all of the patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, trade secrets, proprietary information and know-how, and all rights with respect to the foregoing (collectively, the “Intellectual Property”), necessary to the conduct of their business as now conducted. A complete list of all such Intellectual Property with respect to which registrations have been issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any comparable foregoing Governmental Authority, as of the date of this Agreement is set forth on Schedule 8.13. Except as disclosed in Schedule 8.5, to the knowledge of the Credit Parties, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any of the Credit Parties in connection with its business infringes or may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person. Except as disclosed in Schedule 8.5, there is no pending or threatened claim or litigation against or affecting any of the Credit Parties contesting its right to sell or use any such product, process, method, substance, part or other material. There is not pending or proposed any patent, invention, device application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of, any Credit Party or otherwise have a Material Adverse Effect.

8.14         Contracts and Agreements. None of the Credit Parties is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect, and each of the Credit Parties is in compliance in all material respects with all material contracts and agreements to which it is a party.

8.15         Subsidiaries and Affiliates. Except Affiliates and Subsidiaries listed on Schedule 8.15 and Subsidiaries permitted by Section 11.10 below, Borrower has no Subsidiaries or Affiliates. The jurisdiction of formation and ownership of each of the Subsidiaries listed on Schedule 8.15 is set forth on such Schedule.

8.16         Governmental Contracts.

(a)          None of the Credit Parties has knowledge of (i) an existing Organizational Conflict of Interest, as defined by the Federal Acquisition Regulation (“FAR”) 2.101, that has not been resolved through an appropriate mitigation plan or (ii) circumstances that could be reasonably likely to negatively affect in any material respects the Credit Parties’ ability to be awarded government contracts similar to those which any of the Credit Parties is currently performing.

(b)          None of the Credit Parties has knowledge of any payment by any Credit Party to any Person in connection with any material government contract made in violation of applicable procurement statutes, regulations or the provisions of any of the Credit Parties’ material government contracts.

(c)          With respect to each government contract to which any of the Credit Parties is a party or bound, (i) neither the United States Government nor any prime contractor, subcontractor or other Person has notified any of the Credit Parties, in writing or otherwise, that any of the Credit Parties has breached or violated any requirement of law, or material certificate or representation, or any clause which has resulted in a cure notice which in each case, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (ii) solely with respect to material government contracts, no termination for default is currently in effect pertaining to any such material government contract.

(d)          (i) Neither any of the Credit Parties or any of their respective directors or officers is (or during the last five (5) years has been) under civil investigation by the United States Department of Justice or a state attorney general or under criminal investigation by any Governmental Authority, or is under indictment by any Governmental Authority with respect to any irregularity, misstatement or omission arising under or relating to any activities of the Credit Parties under a government contract and (ii) during the last five (5) years, none of the Credit Parties has made a voluntary disclosure to the United States Government with respect to any irregularity, misstatement or omission arising under or relating to a government contract, except, in each case, for any such investigation, indictment, voluntary disclosure, irregularity, misstatement or omission which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)          There exist (i) no outstanding material claims against the Credit Parties, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any government contract and (ii) no disputes between any of the Credit Parties and the United States Government under the Contract Disputes Act or any other Federal statute or between any of the Credit Parties and any prime contractor, subcontractor or vendor arising under or relating to any government contract, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(f)          None of the Credit Parties or any of their respective directors, officers, owners, partners, or to the knowledge of the foregoing, employees, is (or during the last five (5) years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for United States Government contracting.

(g)          No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default is in effect which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect has been issued by the United States Government to any of the Credit Parties and none of the Credit Parties is a party to any pending, or to the Borrower’s knowledge threatened, suspension, debarment, termination for default issued by the United States Government or other adverse United States Government action or proceeding in connection with any contract with the United States Government which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(h)          No cost incurred pertaining to any government contract of any of the Credit Parties has been disallowed by the United States Government or any of its agencies or, to the knowledge of any of the Credit Parties, is the subject of any investigation or which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(i)          On the date hereof the cost accounting systems and government property management systems with respect to the material government contracts of the Credit Parties comply in all material respects with the applicable cost accounting standards set forth in FAR Sections 30 and 45 respectively.

8.17         ERISA. Except as set forth on Schedule 8.17:

(a)          Identification of Plans. (i) Neither any Credit Party, nor any ERISA Affiliate, maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan, and (ii) none of the Credit Parties and their ERISA Affiliates maintains or contributes to, or have maintained or contributed to, any Plan that is an Executive Arrangement, except, in both cases, Plans that are adopted after the Closing Date and either have been disclosed in writing to the Lender or have been disclosed in Borrower’s SEC filings.

(b)          Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a Material Adverse Effect.

(c)          Liabilities. Neither any of the Credit Parties, nor any ERISA Affiliate, is currently, or has in the last six (6) years been, obligated to make contributions (directly or indirectly) to a Multiemployer Plan, and none of the Credit Parties or ERISA Affiliates is currently subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Internal Revenue Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect.

(d)          Funding. Each Credit Party and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA).

8.18         Employment and Labor Relations. None of the Credit Parties is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of the Credit Parties, (iii) no union representation question existing with respect to the employees of any of the Credit Parties, (iv) no equal employment opportunity charges or other claims of employment discrimination pending or, to the Borrower’s knowledge, threatened against any of the Credit Parties, (v) no wage and hour department investigation which has been made of any of the Credit Parties, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (vi) the Credit Parties have in place all current affirmative action plans applicable to their respective business operations and are in material compliance with all laws and regulations governing such affirmative action plans, including, without limitation, compliance with the terms set forth in such plans.

8.19         Security Documents. The Security Documents are effective to create in favor of the Lender legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interests in all non-real estate property and assets of the Credit Parties, all of which are part of the Collateral. When (i) financing statements in appropriate form are filed in the applicable offices required by the Uniform Commercial Code and (ii) upon the taking of possession or control by the Lender of any Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent possession or control by the Lender is required by the Security Documents), the Lender shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in the Collateral to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Lender, in each case prior and superior in right to any other Person, other than any holder of Permitted Liens. Without limitation to the foregoing, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Lender in any equity interests pledged to the Lender under the Security Documents or the exercise by the Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.

8.20         Disclosure. Neither this Agreement, any Loan Document nor any other document, certificate or statement furnished to the Lender by or on behalf of any Credit Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, performance or prospects of the Credit Parties, taken as a whole or their business or operations, taken as a whole, or the ability of the Credit Parties to fulfill their obligations under this Agreement or under any Loan Documents to which they are parties.

ARTICLE 9 - CONDITIONS OF LENDING

9.1           Loans. The following conditions must be satisfied before the Lender shall have any obligation to make Loans on the Closing Date under this Agreement:

(a)          Performance. Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time each Loan is made.

(b)          Opinion of Counsel.         As of the Closing Date, the Credit Parties shall have delivered to the Lender a favorable opinion of their counsel, in form and substance satisfactory to the Lender.

(c)          Documents to be Delivered. Borrower shall have executed and delivered or have caused to be executed and delivered to the Lender all Loan Documents in form and substance satisfactory to Lender, and all Loan Documents shall be in full force and effect.

(d)          Certified Resolutions. As of the Closing Date the Borrower and each Guarantor shall have delivered a certificate of its corporate secretary certifying (i) resolutions duly adopted by its Board of Directors, or its Managing Member, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby, as applicable, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or the Commitment has not been terminated, (ii) that the true and complete copies of the respective Certificates of Incorporation and By-Laws, or Certificate of Organization and Operating Agreement, as applicable, of the Credit Parties delivered to the Lender on the Prior Closing Date or earlier have not been modified or replaced, and remain in full force and effect, and (iii) the incumbency of the Credit Parties’ respective officers authorized to execute, deliver and perform this Agreement or the Loan Documents, as applicable.

(e)          Fees and Taxes. Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

(f)          Insurance. Borrower shall have delivered evidence satisfactory to the Lender of the existence of insurance required hereby.

(g)          Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have executed and/or delivered such other documents, instruments, and agreements as the Lender and its legal counsel may reasonably require in connection with the transactions contemplated hereby, which shall be satisfactory to the Lender in all material respects.

(h)          Representations. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects.

(i)          Consents and Approvals. The Lender shall have received evidence of receipt of all governmental, shareholder and other, if any, consents and approvals necessary in connection with the related financings and other transactions contemplated under this Agreement, except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

(j)          Litigation. The Lender shall have been informed of any suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected either to have a Material Adverse Effect or to materially adversely affect the ability of any of the Credit Parties to perform its respective obligations under this Agreement, and no such suits, investigations, or proceedings shall be pending.

(k)          Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(l)          Continued Subordination. The IECW&C Subordinated Debt shall remain subordinated to the Obligations on terms satisfactory to the Lender.

(m)          No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Credit Parties since the date of the Financial Statements except as was disclosed in the Financial Statements or otherwise disclosed pursuant to Section 8.7.

9.2           Subsequent Loans and Letters of Credit. The obligation of the Lender to make any Revolving Credit Loans shall at all times be subject to the following continuing conditions:

(a)          Representations and Warranties. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects as of the date of making of each such advance (except those which are specific as to a date certain), with the same effect as if made on and as of such date.

(b)          No Material Adverse Effect. Since the date of the Financial Statements, there shall have been no Material Adverse Effect.

(c)          No Defaults. There shall exist no Default or Event of Default at the time each Loan is to be made.

9.3           Notice of Borrowing Representation. Each Notice of Borrowing given by a Borrower in accordance with Section 7.1 hereof and the acceptance by Borrower of the proceeds of a Revolving Credit Loan shall constitute a representation and warranty by the Borrower, made as of the time of the making of such Loan, that the conditions specified in Sections 9.1 and 9.2 have been fulfilled as of such time.

ARTICLE 10 - AFFIRMATIVE COVENANTS OF BORROWER

So long as any Obligations shall be outstanding, the Commitment shall be in effect, or this Agreement remains in effect, unless the Lender otherwise consents in writing, the Credit Parties shall:

10.1         Financial Statements; Other Information.

(a)          Furnish to the Lender as soon as available, but in no event later than ninety (90) days after the close of each Fiscal Year in which this Agreement remains in effect, copies of annual consolidated financial statements of the Borrower in reasonable detail satisfactory to the Lender prepared in accordance with GAAP on a consistent basis audited by and with an unqualified opinion from an independent certified public accountant satisfactory to the Lender, in Lender’s reasonable discretion. Said financial statements shall include at least a consolidated and consolidating balance sheet and consolidated and consolidating statements of operations, stockholders’ equity and cash flow, and shall be accompanied by a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default or Default has occurred.

(b)          Furnish to the Lender unaudited financial statements not more than forty-five (45) days after the close of each Fiscal Quarter. Said statements shall be in reasonable detail satisfactory to the Lender, shall be prepared in accordance with GAAP, shall include at least a consolidated and consolidating balance sheet and a consolidated and consolidating statements of operations, stockholders’ equity and cash flow. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default or Default has occurred.

(c)          Provide to the Lender monthly borrowing base reports (“Borrowing Base Reports”), in substantially the form of Exhibit G attached hereto, each accompanied by an accounts receivable aging, accounts payable aging, and inventory report. At any time Overline Advances are outstanding, weekly Borrowing Base Reports must be provided.

(d)          Provide to the Lender an annual operating budget for the Credit Parties, including a balance sheet, statement of operations, and cash flow statement, with supporting assumptions, in detail reasonably satisfactory to Lender, within thirty (30) days after the end of each Fiscal Year of Borrower.

(e)          Permit the Lender at reasonable times and, prior to an Event of Default, upon reasonable notice, to perform full field audits of the Credit Parties’ accounts receivable and inventories with the reasonable cost thereof to be paid by the Borrower.

(f)          Furnish to the Lender such additional information, reports, or financial statements as the Lender may, from time to time, reasonably request, including, without limitation, lists of vendors and suppliers and information necessary to monitor Revolving Loans.

(g)          Permit any Person designated by the Lender to inspect the property, assets and books of the Credit Parties at reasonable times and, prior to an Event of Default, upon reasonable notice, provided that such Person is bound by a confidentiality agreement reasonably acceptable to Borrower. The Credit Parties shall discuss their affairs, finances and accounts with the Lender, and Persons designated by Lender that are bound by a confidentiality agreement reasonably acceptable to Borrower, at reasonable times and from time to time as often as may be reasonably requested.

(h)          Notify the Lender promptly upon addition of any new location at which it conducts business or maintains assets, and of any new warehousing or distributorship agreement.

(i)          Report immediately to the Lender in writing upon becoming aware of any noncompliance with any covenant in this Agreement or any Default, including without limitation becoming aware of any noncompliance with Article 12 in advance of the date on which the corresponding quarterly financial statements are due to be delivered to the Lender.

10.2         SEC Reports. Furnish to the Lender, as applicable, copies of all proxy statements, financial statements and reports which Borrower sends to its stockholders, and copies of all regular, periodic and current reports, and all comment letters and responses thereto, which Borrower files with the Securities and Exchange Commission (“SEC”) or any Governmental Authority which may be substituted therefore, or with any national securities exchange; provided, however, in lieu of such copies Borrower may advise Lender in writing (including by fax of email) that any such proxy statement, financial statement and report, as the case may be, is available on the SEC’s Edgar database.

10.3         Taxes. Pay and discharge all taxes, assessments, levies and governmental charges upon the Credit Parties, their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Credit Parties may in good faith contest any such taxes, assessments, levies or charges so long as such contest is diligently pursued and no lien or execution exists or is levied against any of the Credit Parties’ assets related to the contested items.

10.4         Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts reasonably satisfactory to the Lender, with responsible insurance companies on all of the Credit Parties’ real and personal properties in such amounts and against such risks as are prudent, including, but not limited to, all-risk property insurance coverage (co-insurance not being permitted without the prior written consent of the Lender), business interruption or loss of rents coverage, worker’s compensation insurance, and general liability and products liability insurance. The Credit Parties also shall maintain flood insurance covering any real properties located in flood zones as may be required by governmental requirements to which Lender is subject. The Credit Parties shall provide to the Lender upon its request (and will endeavor to deliver annually, but shall not be in Default for failure to make such annual delivery unless a request has been made by the Lender), a detailed list and evidence reasonably satisfactory to the Lender of their insurance carriers and coverage and shall obtain such additional insurance as the Lender may reasonably request. Insurance policies shall name the Lender as additional insured, as its interests may appear, with respect to liability insurance, and mortgagee/lender loss payee with respect to property insurance, and all policies shall provide for at least thirty (30) days prior notice of cancellation to the Lender.

10.5         Maintenance of Business Assets. At all times maintain, preserve, protect, and keep the Credit Parties’ assets in good repair, working order, and condition and, from time to time, make all needed and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Credit Parties may be properly and advantageously conducted at all times and the value of the Lender’s collateral shall be preserved.

10.6         Notification of Material Changes, Judgments etc. Notify the Lender promptly of:

(a)          any material adverse change in the financial condition of any of the Credit Parties, and of any event, circumstance, or condition that has had or could reasonably be expected to have a Material Adverse Effect, including the filing of any suits, judgments or liens which, if adversely determined, could reasonably be expected to have a Material Adverse Effect,

(b)          the existence of any Default of which a Credit Party has actual knowledge, and

(c)          the filing of any patent, trademark, or copyright registrations by any Credit Party.

10.7         ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto with respect to all of the Credit Parties’ Plans.

10.8         Franchises; Permits; Laws. Preserve and keep in full force and effect the existence of the Credit Parties and all franchises, permits, licenses and other authority as are necessary to enable them to conduct their businesses as being conducted on the date of this Agreement, and comply in all material respects with all laws, regulations and requirements now in effect or hereafter promulgated by any properly constituted Governmental Authority having jurisdiction over them.

10.9         Performance of Obligations. The Borrower will, and will cause each of the Credit Parties to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (taking into account any grace, notice, or cure periods applicable thereto), except in each case such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.10         Deposits; Bank Services. Maintain at the Lender all of the Credit Parties’ primary depository accounts, with exceptions permitted for accounts maintained for convenience in other geographical locations for the temporary deposit of receipts or accounts justified by Credit Parties’ need for services that Lender cannot reasonably provide.

10.11         Amendments. Give the Lender prompt written notice of an amendment or modification to any of the Credit Parties’ Organizational Documents.

10.12         Additional Guarantors. Notify the Lender of the acquisition or creation of any new Subsidiary and cause each domestic Subsidiary created or acquired after the Prior Closing Date to execute and deliver to the Lender a continuing guaranty, general security agreement, and other agreements in form and substance satisfactory to Lender subjecting all of the assets of the Subsidiary to the Lien held by the Lender, together with approvals and legal opinions in form and substance satisfactory to the Lender opining to the authorization, validity and enforceability of such Guaranty, and to such other matters at the Lender may reasonably request.

10.13         Further Assurances. Cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.

10.14         Mortgage Related Matters. GTC shall not cause or permit a reconveyance to GTC of fee title to the premises commonly known as 1450 Mission Avenue NE, Albuquerque, New Mexico held pursuant to a Lease Agreement between the City of Albuquerque, New Mexico and GTC dated as of March 1, 1999 unless (i) GTC gives the Lender at least 15 Business Days prior notice of its intention to cause the reconveyance, (ii) at the time of such reconveyance GTC delivers to the Lender an executed mortgage (the “Fee Mortgage”) in favor of Lender, in form substantially the same as the Mortgage (modified to create a mortgage covering the fee title interest of GTC), and (iii) at the time of such reconveyance GTC delivers to the Lender a mortgagee title insurance policy covering the Fee Mortgage free of exceptions, encumbrances and Liens other than Permitted Exceptions and other exceptions approved in writing in advance by Lender.

10.15         Post-Closing Matters. No later than February 28, 2013, as and to the extent requested by Lender and in form and substance satisfactory to the Lender, the Lender shall have received (i) an amendment to the Mortgage evidencing the name change of GTC from “General Technology Corporation” to “IEC Electronics Corp–Albuquerque” and reflecting any changes made to the Mortgage Secured Term Loan Note, duly executed by GTC and otherwise in form and substance satisfactory to Lender and the same shall have been recorded with the appropriate Governmental Authority, (ii) endorsements to the existing title insurance policy issued with respect to the Mortgage confirming that the amendment to the Mortgage and the name change referenced in clause (i) of this paragraph will not impair the validity or priority of the Mortgage, and (iii) such other related documents as may be requested by Lender to maintain the Mortgage as a first priority lien on the property described therein and to continue the existing title policy in effect following the name change of GTC and any related amendment.

ARTICLE 11 - NEGATIVE COVENANTS OF BORROWER

So long as any Obligations shall be outstanding, the Commitment shall be in effect, or this Agreement shall remain in effect, unless the Lender otherwise consents in writing, none of the Credit Parties shall, directly or indirectly, jointly or severally:

11.1         Debt, Mortgages and Liens. Create, incur, assume or allow to exist, voluntarily or involuntarily, any Debt or Liens, excluding only (a) Debt to and interests held by the Lender under this Agreement, (b) Debt described in Schedule 11.1(a) attached hereto and made a part hereof, which Debt may not be renewed, extended, amended or modified, (c) Permitted Liens, (d) Debt and interests to which the Lender consents in writing, (e) Debt of Borrower to any Guarantor or of any Guarantor to Borrower, and (f) debt to the sellers of IECW&C to Borrower, covered by subordination agreements satisfactory to Lender.

11.2         Loans and Investments. Make any Investment in any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except for (i) Investments in (including for the avoidance of doubt transfers of machinery and equipment to) any Person that is already a Credit Party, (ii) Money Market Investments, and (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

11.3         Mergers, Dissolutions; Sales and Acquisitions; Change in Ownership Interests. Enter into any partnership, joint venture, merger or consolidation, or wind up, liquidate, or dissolve its affairs, or enter into a sale-leaseback except with Lender or its affiliates, or acquire all or substantially all the Capital Securities or assets of any Person, or sell, lease, transfer, or otherwise dispose of any its assets, except, for (a) (i) dispositions of inventory in the ordinary course of business or (ii) the disposition of any asset not material to the respective Credit Party or its business and not exceeding $100,000 in value, and (b) the merger of Borrower into any Guarantor or of any Guarantor into Borrower after giving written notice to the Lender of the intended merger, so long as any security interests granted to the Lender in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken.

11.4         Amendments. Allow the amendment or modification of its Organizational Documents in any material respect without the prior written consent of the Lender.

11.5         Distributions. Make any Distributions without the prior written consent of Lender, except (i) Distributions by Borrower not to exceed $3,500,000 in the aggregate while this Agreement is in effect; provided, however, that no Distribution shall be made by Borrower if a Default or Event of Default shall have occurred and be continuing or shall be caused thereby, and (ii) Distributions from any Guarantor(s) to Borrower.

11.6         Material Changes. Permit any material change to be made in the character of the business of any of the Credit Parties, or in the nature of their operations as carried on at the date hereof.

11.7         Compensation. Compensate any Person, including, without limitation, salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to the Credit Parties.

11.8         Judgments. Allow to exist any judgments against any of the Credit Parties in excess of $250,000 in the aggregate which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained, or allow to exist any judgment in any amount against GTC that creates a Lien against any GTC real property or GTC real property interest.

11.9         Margin Securities. Directly or indirectly, use any part of the proceeds of the Obligations for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

11.10       Subsidiaries.

(a)          Form, or permit to be formed, any Subsidiary unless such Subsidiary guarantees all Obligations to the Lender, which guarantee must be secured by all of its assets pursuant to a guaranty and a security agreement in form and substance acceptable to the Lender in its sole discretion.

(b)          Directly or indirectly, and will not permit any of its Subsidiaries to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) make Distributions on its Capital Securities owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement and the other Loan Documents, (C) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (D) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, and (E) restrictions on the transfer of any asset pending the close of the sale of such asset.

11.11       Transactions with Credit Parties. Enter into any transaction or series of related transactions with any Affiliate of any of the Credit Parties, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Credit Party as would reasonably be obtained by the Credit Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

ARTICLE 12 - FINANCIAL COVENANTS

So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Lender otherwise consents in writing, the Borrower shall:

12.1         Debt to EBITDARS. Maintain at all times a Debt to EBITDARS Ratio, on a consolidated basis, no greater than the following ratios for the following periods, reported at the end of each Fiscal Quarter:

3/31/2013 through and including 9/29/2013	< 3.00 to 1.00
9/30/2013 and thereafter	<2.75 to 1.00

12.2         Minimum Quarterly EBITDARS. Commencing with the three month period ending March 31, 2013, maintain at all times minimum EBITDARS for the trailing three months, on a consolidated basis, equal to or greater than $1,500,000, reported at each Fiscal Quarter end.

12.3         Fixed Charge Coverage Ratio. Commencing with the three month period ending March 31, 2013, maintain at all times a Fixed Charge Coverage Ratio, on a consolidated basis, equal to or greater than 1.25 to 1.00, reported at each Fiscal Quarter end.

12.4         Quarterly Covenant Compliance Sheet. Commencing with the three month period ending March 31, 2013, provide the Quarterly Covenant Compliance Sheet to Lender within thirty (30) days after the close of each of its Fiscal Quarters (which shall include a certificate of the Chief Financial Officer of the Borrower certifying that no Event of Default or Default has occurred (or if one has occurred, identifying the same) and certifying the accuracy of an attached schedule showing computation of financial covenants contained in this Article 12.

ARTICLE 13 - ENVIRONMENTAL MATTERS; INDEMNIFICATION

13.1         Environmental Representations. Borrower represents and warrants that to the best of Borrower’s knowledge and except as disclosed in (i) the Environmental Report delivered to Lender related to the Mortgaged Property, (ii) the Phase II Environmental Site Assessment prepared for Celmet by LCS Inc. dated December 7, 2009, (iii) the Landfill Methane Gas Evaluation Report prepared for Celmet by Bergmann Associates dated March 10, 2010, and (iv) the IEC Electronics Corp. Final Phase I Environmental Site Assessment and Limited Compliance Review Southern California Braiding Company, Inc. prepared by ERM and dated December 13, 2010:

(a)          Neither the Improvements nor any property adjacent to the Improvements is being or has been used for, and none of the Credit Parties are engaged in, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products except in compliance with all Environmental Laws.

(b)          Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws

(c)          The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances, except as permitted by Environmental Laws.

(d)          There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and the Credit Parties have not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

(e)          All Environmental Permits relating to the Credit Parties and the Improvements have been obtained and are in full force and effect.

(f)          No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

(g)          There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements.

(h)          There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.

13.2         Environmental Covenants. Borrower covenants and agrees with the Lender that, until the Obligations have been fully satisfied and paid and the Commitment has been terminated, the Borrower shall:

(a)          Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.

(b)          Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.

(c)          Promptly provide the Lender with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the improvements or any property adjacent to the Improvements.

(d)          Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.

(e)          At all reasonable times and, prior to an Event of Default upon reasonable prior notice, allow the Lender and its officers, employees, agents, representatives, contractors and subcontractors access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.

(f)          Deliver promptly to the Lender: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning a Credit Party’s operations or the Improvements; and (ii) copies of any documents submitted by any of the Credit Parties to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.

(g)          If at any time the Lender obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the improvements, the Lender may require that a full or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to the Lender, in Lender’s reasonable discretion, be prepared by an environmental engineer or other qualified person acceptable to the Lender at the Borrower’s expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If the Lender requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, the Credit Parties shall promptly undertake and diligently pursue to completion all legally required investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

13.3         Indemnity. Borrower agrees to indemnify, defend and hold harmless the Lender from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Lender (or any other Person affiliated with the Lender or representing or acting for the Lender or at the Lender’s behest, or with a claim on the Lender or to whom the Lender has liability or responsibility of any sort related to this Section 13.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by the Lender, or other Person described in this Section 13.3 shall be deemed to include, without limitation, any sums which the Lender deems it necessary or desirable to expend to protect the Lender’s security interests and liens.

13.4         No Limitation. The liability of the Borrower to Lender (or any other Person affiliated with the Lender or representing or acting for the Lender or at the Lender’s behest, or with a claim on the Lender or to whom the Lender has liability or responsibility of any sort related to Section 13.3) under this Article 13 shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of the Credit Parties or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article 13, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of any of the Credit Parties or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, or the Lender’s voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other document relating to the Obligations, (e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting the Lender’s recourse, to property encumbered by any mortgage or to any other security or limiting the Lender’s rights to a deficiency judgment against the Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Lender or any information which the Lender may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.

13.5         Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Borrower under Section 13.3 shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations, unless such liability and obligations are terminated with express reference to this Section 13.5.

13.6         Investigations. If an Event of Default occurs, or Borrower defaults on any of its Obligations pursuant to this Article 13, the Lender or its designee shall have the right at reasonable times, and prior to an Event of Default upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including, but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Lender to determine whether any Release of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional Debt secured by all collateral for the Obligations and shall become immediately due and payable upon being invoiced to Borrower and with interest thereon at the highest rate then borne by any of the Obligations.

13.7         No Warranty Regarding Information. Borrower agrees that the Lender shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that the Lender has no duty to warn any of the Credit Parties or any other Person about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Lender.

ARTICLE 14 - DEFAULTS

14.1         Defaults. The following events (hereinafter called “Events of Default”) shall constitute defaults under this Agreement:

(a)          Nonpayment. (i) failure of Borrower to make any payment of principal or interest under the terms of this Agreement, any of the Notes, or of any of the Loan Documents, within ten (10) days after the same becomes due and payable, except that there shall be no ten (10) day grace period for the Borrower’s obligation to reduce the principal balance of the Revolving Credit Facility if the outstanding principal balance of the Revolving Credit Facility exceeds the Revolving Credit Commitment or the Borrowing Base under Sections 2.1 and 2.2 of this Agreement, and (ii) failure of Borrower to make any payment of any type other than principal or interest under the terms of this Agreement, any of the Notes, or of any of the Loan Documents which is not cured within five (5) Business Days after notice of such failure is given by the Lender.

(b)          Performance. Failure of any of the Credit Parties to observe or perform, as applicable,

(i)          any of the financial covenants in Article 12 of this Agreement,

(ii)         Sections 10.1(a), 10.1(b), 10.1(c), 10.4, and 10.14,

(iii)        Sections 10.1(e), 10.1(i), 10.6, and 10.12 within ten days after the date on which performance was required, or

(iv)        any condition, covenant or term of this Agreement or any Loan Document not covered by Section 14.1(a), Section 14.1(b)(i), Section 14.1(b)(ii), or Section 14.1(b)(iii) which is not cured within thirty (30) days after notice of such failure is given by the Lender, and provided that during such thirty (30) day period the Credit Parties are diligently and in good faith curing such failure.

(c)          Other Obligations to Lender. Failure of any Credit Party to observe or perform any condition or covenant of any other agreement or instrument with the Lender, or any of its affiliates not covered by Section 14.1(a) or Section 14.1(b) after any applicable cure or grace period related thereto.

(d)          Obligations to Third Parties. Default by any Credit Party under:

(i)          any agreement or instrument involving Debt in excess of $100,000 (except as covered by Section 14.1(a), Section 14.1(b), or Section 14.1(c)) unless and so long as such default is being contested reasonably diligently and in good faith and no judgment has been taken against the respective Credit Party or restraint, levy, or similar action with respect to any assets of the Credit Party has occurred, or

(ii)         any other agreement with any third Person, which is not terminable on thirty (30) days or less notice, or provides for payment of consideration of more than $100,000 by any party thereafter unless and so long as such default is being contested reasonably diligently and in good faith.

(e)          Representations. Failure of any representation or warranty made by any Credit Party in connection with the execution and performance of any Loan Document or any certificate of officers pursuant thereto, to be truthful, accurate or correct in all material respects; provided such failure in the case of representations and warranties specific as to a date certain must be as of such date certain.

(f)          Financial Difficulties. Financial difficulties of any Credit Party as evidenced by:

(i)          any admission in writing of inability to pay debts as they become due; or

(ii)         the filing of a voluntary, or sixty (60) days after a filing of an involuntary, petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for the relief of debtors unless, in the case of the filing of an involuntary petition, it is dismissed within such sixty (60) day period; or

(iii)        making an assignment for the benefit of creditors; or

(iv)        consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

(v)         the entry of a court order appointing a receiver or a trustee for all or a major part of its property which is not bonded, discharged or stayed within sixty (60) days;

(vi)        the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of any Credit Party as a result of application of relevant provisions of ERISA; or

(vii)       the occurrence of any Forfeiture Action.

(g)          Change in Control. The occurrence of a Change in Control.

(h)          Security Documents. Any Credit Party, as signatory under any of the Security Documents, shall cause the Security Documents at any time to, or if for any reason the Security Documents: (i) cease to create a valid and perfected Lien in and to the property purported to be subject to the same for any reason other than the failure of the secured parties thereunder to continue any UCC financing statement, or (ii) cease to be in full force and effect or shall be declared null and void, or (iii) the validity or enforceability of any Security Document shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligations to the secured parties thereunder.

(i)          ERISA. Any event occurs or condition exists which, with notice or lapse of time or both, would make any Plan of any Credit Party subject to termination under subsections (1), (2) and (3) of Section 4042(a) of ERISA, or any Credit Party or any of their respective plan administrators shall have received notice from the PBGC indicating that it has made a determination that any Plan of any Credit Party is subject to termination under Section 4042(a)(4) of ERISA, or any Credit Party is subject to employer’s liability under Section 4062, 4063, or 4064 of ERISA, in each case under ERISA as now or hereafter amended.

(j)          Government Contracts. (i) any notice of debarment, notice of suspension or termination for default shall have been issued under any United States government contract, or (ii) any of the Credit Parties is debarred or suspended from contracting with any part of the United States Government or any state, local or foreign government, or (iii) a United States Government or any state, local or foreign government investigation shall have resulted in criminal or civil liability, suspension, debarment or any other adverse administrative action arising by reason of alleged fraud, willful misconduct, neglect, default or other wrongdoing, or (iv) the actual termination of any government contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing and the effect of any of the events described in subclauses (i), (ii), (iii) and (iv), either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(k)          Any failure of GTC to be able to, or to, cause reconveyance of fee title to the premises covered by the Mortgage in strict accordance with Section 10.14 of this Agreement at such time as the tax benefits available through the City of Albuquerque expire, it being the intention of the parties that this Event of Default shall be an event of default under the Mortgage entitling the Lender to its remedies, including foreclosure, thereunder.

14.2         Remedies.

(a)          If any one or more Events of Default listed in Section 14.1(f)(i)-(vi) occur, (a) the Commitment and any further commitments or obligations of the Lender shall be deemed to be automatically and without need for further action terminated, and (b) all Obligations of the Borrower to the Lender, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 14.1(f)(i)-(vi) occur, the Lender may, at its option, take either or both of the following actions at the same or different times: (i) terminate the Commitment and any further commitments or obligations of the Lender, and (ii) declare all Obligations of the Borrower to the Lender, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

(b)          In case any such Events of Default shall occur, the Lender shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Lender either before, or after, or during the pendency of any proceedings for the enforcement, of any Security Document and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Lender shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations.

(c)          The Lender shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and the Loan Documents.

(d)          In the case of an Event of Default caused by a failure of compliance with Section 10.14, without limitation of any other right and remedy of the Lender, the Borrower shall deliver to Lender a mortgage in form satisfactory to Lender covering the premises located at 105 Norton Street, Newark, Wayne County, New York, together with a mortgagee title insurance policy in form satisfactory to the Lender insuring the same and a survey, environmental report, and appraisal covering such property, all in form satisfactory to the Lender.

ARTICLE 15 - MISCELLANEOUS

15.1         Waiver. No delay or failure of the Lender to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Lender. All rights, remedies, powers, and privileges herein conferred upon the Lender shall be deemed cumulative and not exclusive of any others available.

15.2         Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

15.3         Additional Security; Setoff. The Lender shall have a security interest in and right of setoff with respect to all deposits or other sums credited by or due from the Lender to Borrower and a security interest in all securities or other property of Borrower in any of the Lender’s possession for safekeeping or otherwise. The Lender’s security interest shall secure payment of the Obligations. In the event of any Event of Default under this Agreement, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, any Lender may apply or setoff such deposits or other sums and may sell or dispose of any or all of such securities or other property and may exercise any and all rights it may have under the New York Uniform Commercial Code, as in effect from time to time. The rights of the Lender under this Agreement are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law. The Lender shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.

15.4         Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person, the Business Day after delivery to a nationally recognized overnight courier marked for next Business Day delivery, or three (3) Business Days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

If to Lender:

Manufacturers and Traders Trust Company

255 East Avenue

Rochester, New York 14604

Attention:   J. Theodore Smith/Matt Tipple

Facsimile:  (585) 325-5105

Email: jtsmith@mtb.com and matipple@mtb.com

with a copy to:

Nixon Peabody LLP

40 Fountain Plaza, Suite 500

Buffalo, New York 14202

Attention:   Martha M. Anderson, Esq.

Facsimile:   (716) 853-8105

Email: manderson@nixonpeabody.com

If to Borrower:

IEC Electronics Corp.

105 Norton Street

Newark, New York 14513

Attention:            W. Barry Gilbert, CEO and

Vincent Leo, CFO

Facsimile: (315) 331-3547

Email: wbgilbert@iec-electronics.com and vleo@iec-electronics.com with a copy to:

Harris Beach PLLC

99 Garnsey Road

Pittsford, NY 14534

Attention:   Beth Ela Wilkens, Esq.

Facsimile:  585-419-8817

Email: BWilkens@HarrisBeach.com

Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent. Email addresses are provided for convenience only and notice is not effective if given only by email unless also given by another means provided by this Section.

15.5         Entire Agreement; Possible Future Facilities.

(a)          This Agreement and the Loan Documents embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be changed or amended without the written agreement of all parties hereto. This Agreement embodies all commitments to lend between the Lender and the Borrower and supersedes any prior commitments.

(b)          The Lender, in its sole and exclusive discretion, may from time to time consider making additional credit facilities available to Borrower under this Agreement, including, if deemed appropriate by Lender in its sole and exclusive discretion, facilities in connection with future acquisitions by Borrower. Lender’s intention is that such facilities, if Lender determines to make them available at all, would not require modifications to the interest rate or Rate Management Transactions related to Term Loan A and Term Loan B, but rather would be structured as additional credit facilities offered on whatever terms and conditions the Lender deems appropriate under the circumstances.

15.6         Parties in Interest.

(a)          All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of any of the Notes. Upon any transfer of any Obligation or any interest therein any Lender may deliver or otherwise transfer or assign to the holder any collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of the Lender.

(b)          The rights, remedies, and benefits of and in favor of the Lender under this Agreement shall inure to the benefit of, and be enforceable by, any or all of the Lender and each of its affiliates.

15.7         Indemnity.

(a)          Nothing in this Section 15.7 shall be deemed or shall be construed to relieve or release the Lender from any liability for breach of contract arising from any failure by the Lender to perform its contractual obligations hereunder. The Borrower shall indemnify and hold harmless the Lender and its affiliates, directors, officers, employees, agents, and representatives from and against any and all claims, damages, liabilities, and expenses (including, without limitation, attorneys’ fees, whether incurred in a third party action or in an action to enforce this Agreement) that may be incurred by or asserted against such indemnified party in connection with the Loan Documents and the transactions contemplated thereby including in connection with the investigation of, preparation for, or defense of any pending or threatened claim, action, or proceeding; provided, however, that the Borrower shall not be liable to any indemnified party for such claims, damages, liabilities, and expenses resulting from such indemnified party’s own gross negligence or willful misconduct. The indemnification obligations of the Credit Parties hereunder include obligations to indemnify and hold harmless the Lender for any cost, expense, or liability (including among others reasonable attorneys fees) incurred in connection with actions taken (including if applicable foreclosure of the Mortgage), and payments made, by the Lender reasonably necessary to assure that the Lender’s Mortgage, and at such time as the tax benefits available through the City of Albuquerque expire the Lender’s interest in the premises covered by the Fee Mortgage, are subject to no Liens other than Permitted Liens.

(b)          To the extent, if at all, New Mexico NMSA 1978, Section 56-7-1, as amended, is applicable to any Loan Document, any agreement to indemnify, hold harmless, insure or defend another party contained therein shall not extend to liability, claims, damages, losses or expenses, including attorneys’ fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligent act or omission of the indemnitee, its officers, employees or agents.

15.8         Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used in this Section 15.8, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all Loan Documents.

15.9         Severability. In the event that any one or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

15.10         Governing Law. This Agreement and the Loan Documents (except as otherwise expressly provided therein), together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

15.11         Electronic Communications. Borrowing base and compliance certificates submitted to the Lender electronically by a representative of the Borrower shall be deemed to have been submitted and signed by the representative sending the electronic communication.

15.12         Patriot Act. The Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001 and for purposes of this Section 18.12 called the “Act”), it is required to obtain, verify, and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow the Lender to identify the Credit Parties in accordance with the Act.

15.13         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

15.14         Survival. All indemnities set forth herein shall survive the execution, delivery, and termination of this Agreement and the Loan Documents and the making and repayment of the Obligations.

15.15         Jurisdiction. Borrower hereby irrevocably and unconditionally consents to jurisdiction and service of process, which may be effected by certified mail in accordance with the certified mail provisions contained in Section 15.4, in the Supreme Court of the State of New York sitting in Monroe County, or of the United States District Court for the Western District of New York. Borrower hereby irrevocably and unconditionally waives any objection it may have to the laying of venue of any such action, suit or proceeding in any such court referred to in this Section 15.15. Borrower hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in any such court.

15.16         Waiver of Trial by Jury. BORROWER WAIVES TRIAL BY JURY OF ANY CLAIMS OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, THE LOAN DOCUMENTS, THE OBLIGATIONS AND ALL MATTERS RELATED HERETO TO THE FULLEST EXTENT ALLOWED BY LAW.

[Signature Pages Follow]

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives by their signatures below.

MANUFACTURERS AND TRADERS TRUST COMPANY,

By:	/s/ J. Theodore Smith
Name: J. Theodore Smith
Title: Vice President

IEC ELECTRONICS CORP.

By:	/s/ W. Barry Gilbert
Name: W. Barry Gilbert
Title: Chairman and Chief Executive Officer